Exhibit 10.2

CONFIDENTIAL

WELLS FARGO BANK, NATIONAL ASSOCIATION

1100 Abernathy Road, Suite 1600

Atlanta, Georgia 30328

April 29, 2016

Seventy Seven Energy Inc.

777 N.W. 63rd Street

Oklahoma City, Oklahoma 73116

Attention: Cary D. Baetz

 Chief Financial Officer

$100,000,000 Senior Secured Asset-Based DIP and $100,000,000 Exit Revolving Loan Facility Commitment Letter

Ladies and Gentlemen:

Seventy Seven Energy Inc. (the “Company”) has advised Wells Fargo Bank, National Association (“Wells Fargo”) that: (i) the Company and certain of its subsidiaries, as debtors and debtors-in-possession (the “Debtors”), are considering the filing of voluntary Chapter 11 petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under the provisions of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”); (ii) such proposed Chapter 11 filings of the Debtors (collectively, the “Chapter 11 Cases”) are anticipated to be on a “pre-packaged” or “pre-arranged” basis such that there will be substantial agreement with creditors on the terms of a plan of reorganization for the Debtors prior to the commencement of the Chapter 11 Cases, and (iii) the effective date of such plan of reorganization is anticipated to occur within nine (9) months of the filing of the Chapter 11 Cases.

The Company has also informed Wells Fargo that in connection therewith:

(a) The indebtedness under that certain revolving loan credit agreement, dated as of June 25, 2014 (as amended through the date hereof, the “Pre-Petition ABL Credit Agreement”), among certain of the Debtors (as defined below), as borrowers or guarantors thereunder, the lenders from time to time party thereto, and Wells Fargo, as the administrative agent, will be repaid and refinanced in full (such repayment and refinancing of the Pre-Petition Credit Facility being referred to herein as the “DIP Refinancing”);

(b) Certain of the Debtors will enter into the DIP ABL Credit Facility (as defined below);

(c) The proceeds of the DIP ABL Credit Facility will be used (i) to pay the amounts owing in connection with the DIP Refinancing, (ii) to pay the fees, premiums, expenses and other transaction costs incurred in connection with the Chapter 11 Cases and (iii) to fund working capital and other general corporate purposes; and

(d) Either (i) the Debtors will elect to convert all loans and other obligations outstanding under the DIP ABL Credit Facility to loans and other obligations under the Exit ABL Credit Facility (as defined below) on the date on which an Approved Plan of Reorganization becomes effective or (ii) such Approved Plan of Reorganization shall provide for the indefeasible payment in full of all obligations outstanding under the DIP ABL Credit Facility.

The Refinancing and the Credit Facilities and the other transactions described above or related thereto are collectively referred to as the “Transactions”. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Term Sheets (as defined below).

1. Commitments. Wells Fargo is pleased to provide the Company with its commitment to (i) act as sole and exclusive administrative and collateral agent (in such capacities, the “Agent”) for (A) a senior secured revolving loan and letter of credit facility to certain of the Debtors under Chapter 11 of the Bankruptcy Code (the “DIP ABL Credit Facility”) in an aggregate principal amount of up to $100,000,000 and (B) upon the confirmation by the U.S. Bankruptcy Court of a plan of reorganization of the Debtors acceptable to Wells Fargo (the “Plan”), a secured revolving loan and letter of credit facility to the reorganized Company and its subsidiaries (the “Exit ABL Credit Facility”) in an aggregate principal amount of up to $100,000,000 and (ii) provide $50,000,000 of each Credit Facility, in each case subject to the terms and conditions set forth herein and in the Summary of DIP ABL Credit Facility Principal Terms and Conditions attached to this letter as Exhibit A (together with the schedules and exhibits thereto, the “DIP Term Sheet”) and the Summary of Exit ABL Credit Facility Principal Terms and Conditions attached to this letter as Exhibit B (together with the schedules and exhibits thereto, the “Exit Term Sheet” and, together with the DIP Term Sheet, the “Term Sheets”; the Term Sheets together with this letter and the annexes hereto, the “Commitment Letter”) and in the fee letter of even date herewith (the “Fee Letter”). The DIP ABL Credit Facility and the Exit ABL Credit Facility are referred to in this letter individually as a “Credit Facility” and collectively as the “Credit Facilities”. Wells Fargo and the Company have received from Bank of America, N.A. the Joinder Agreement, dated April 29, 2016, to this Commitment Letter, whereby Bank of America, N.A. has committed $50,000,000 to each Credit Facility, subject to the conditions contained therein.

2. Titles and Roles; Syndication. The Company hereby appoints Wells Fargo, and Wells Fargo hereby agrees, acting alone or through or with affiliates selected by it, to act as a lead arranger and bookrunner for the structuring, arranging and syndication of the Credit Facilities on the terms and conditions set forth herein, including using its reasonable commercial efforts to assemble a syndicate of financial institutions as lenders for the Credit Facilities (collectively, the “Lenders”) to provide the remaining commitments necessary for each Credit Facility. Wells Fargo will also act as the sole and exclusive administrative agent and sole collateral agent for each Credit Facility. Wells Fargo may agree, with the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed), to appoint additional agents or co-agents and grant additional titles, with such compensation thereto as Wells Fargo may determine to provide (but not requiring any additional amounts from the Company); provided that Wells Fargo shall retain the titles of sole and exclusive administrative agent and sole collateral agent, and any such other agent or co-agent or holder of a title shall not have any duties or responsibilities except as Wells Fargo and the Company may expressly agree. Wells Fargo will have “left” and highest placement in the information memoranda and all marketing materials and other documentation used in connection with each Credit Facility. The parties hereto agree that the syndication provisions shall be as set forth on Annex A hereto.

3. Expenses and Indemnification. The Company agrees (a) to pay or reimburse all reasonable and documented out-of-pocket fees, costs, and expenses (including the reasonable and documented fees and disbursements of one primary counsel and one local counsel in each relevant jurisdiction, the reasonable and documented consultant costs and expenses, filing and recording fees, and the reasonable and documented costs and expenses associated with due diligence, travel, appraisals, valuations, audits, and syndication) (the “Expenses”) incurred by or on behalf of Wells Fargo (whether before, on, or after the date hereof) in connection with (i) legal and business due diligence, (ii) the preparation, negotiation, execution, and delivery of this Commitment Letter and any and all documentation for each Credit Facility, (iii) the syndication of each Credit Facility, and (iv) the enforcement of any of Wells Fargo’s rights and remedies under this Commitment Letter, in each case irrespective of whether any of the Transactions are consummated, and (b) to indemnify, defend, and hold harmless Wells Fargo, each of its affiliates, and each of their officers, directors, employees, agents, advisors, attorneys, and representatives (each, an “Indemnified Person”) as set forth on Annex B hereto.

4. Fees. The Company agrees to pay the fees set forth on Schedule 1 to each Term Sheet and in the Fee Letter to Wells Fargo, in immediately available funds, as and when indicated therein.

5. Conditions. The commitment of Wells Fargo to provide each Credit Facility shall be subject to (a) the negotiation, execution and delivery of definitive documentation customary for transactions of this type and consistent with the terms and conditions set forth herein and in the Term Sheets (the “Loan Documents”), in form and substance reasonably satisfactory to Wells Fargo, and (b) the execution and delivery of the Fee Letter.

6. Confidentiality.

The Company agrees that this Commitment Letter (including the Term Sheets) is for its confidential use only and that neither its existence, nor the terms hereof, will be disclosed by it to any person except (a) to the Company’s affiliates, officers, directors, employees, accountants, attorneys, and other advisors, and then only on a “need-to-know” basis in connection with the Transactions contemplated hereby and on a confidential basis, (b) if the Agent consents to such disclosure, (c) to disclose fees as part of projections or pro forma information or in a generic disclosure of aggregate sources and uses, (d) to each of the parties and their respective agents, representatives and advisors under that certain Restructuring Support Agreement, dated as of April 15, 2016, which was executed in connection with the Transactions, (e) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal or administrative process and (f) as part of any public filing relating to the Transactions. The provisions of this paragraph shall expire on the date that is two (2) years after the date of this Commitment Letter.

Wells Fargo agrees that material, non-public information regarding the Company and its subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Wells Fargo in a confidential manner, and shall not be disclosed by Wells Fargo to persons who are not parties to this Commitment Letter, except: (i) to its officers, directors, employees, attorneys, advisors, accountants, auditors, and consultants to Wells Fargo on a “need to know” basis in connection with Transactions contemplated hereby and on a confidential basis, (ii) to subsidiaries and affiliates of Wells Fargo, provided that any such subsidiary or affiliate shall have agreed to receive such information hereunder subject to the terms of this paragraph, (iii) to regulatory authorities with jurisdiction over Wells Fargo and its affiliates; provided that prior to any disclosure under this clause (iii), the disclosing party agrees to provide the Company with prior notice thereof to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to the Company pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that prior to any disclosure under this clause (iv), the disclosing party agrees to provide the Company with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to the Company pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to by the Company, (vi) as requested or required by any governmental authority pursuant to any subpoena or other legal process, provided that prior to any disclosure under this clause (vi) the disclosing party agrees to provide the Company with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to the Company pursuant to the terms of the subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Wells Fargo), (viii) in connection with any proposed assignment or participation of Wells Fargo’s interest in the Credit Facilities, provided that any such proposed assignee or participant shall have agreed to receive such information subject to the terms of this paragraph, and (ix) in connection with any litigation or other adverse proceeding involving parties to this Commitment Letter; provided that prior to any disclosure to a party other than the Company, the Lenders (as defined in the Term Sheets), their respective affiliates and their respective counsel under this clause (ix) with respect to litigation involving a party other than the Company, the Lenders, and their respective affiliates, the disclosing party agrees to provide the Company with prior notice thereof.

Anything to the contrary in this Commitment Letter notwithstanding, the Company agrees that (i) Wells Fargo shall have the right to provide information concerning the Credit Facilities to loan syndication and reporting services, and (ii) the Projections, the Marketing Materials (as defined in Annex A hereto) and all other information provided by or on behalf of the Company and its subsidiaries to Wells Fargo regarding the Company and their respective subsidiaries, and the Transactions may be disseminated by or on behalf of Wells Fargo to prospective lenders, who have agreed to be bound by confidentiality undertakings on substantially the terms set forth herein or as is otherwise reasonably acceptable to Wells Fargo and the Company (including, “click-through” agreements), all in accordance with Wells Fargo’s standard loan syndication practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at potential lender or other meetings). The Company hereby further authorizes Wells Fargo to download copies of the Company’s logos from their respective websites and post copies thereof on an Intralinks® or similar workspace and use the logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Credit Facility.

7. Information. Wells Fargo is relying on the accuracy of the information furnished to it by or on behalf of the Company and its subsidiaries, without independent verification thereof. The Company acknowledges that it is a condition precedent to the funding of the Credit Facilities that (a) all written information, including the Marketing Materials (as defined in Annex A), (other than forward looking information, projections of future financial performance and information of a general economic or general industry nature) concerning Company and its subsidiaries (the “Information”) that has been, or is hereafter, made available by or on behalf of the Company or their subsidiaries is, or when delivered shall be, when considered as a whole, complete and correct in all material respects and does not, or shall not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements have been made, and (b) all projections that have been or are hereafter made available by or on behalf of the Company or their subsidiaries are, or when delivered shall be, prepared in good faith on the basis of information and assumptions that are believed by the Company to be reasonable at the time such projections were prepared; it being recognized by Wells Fargo that projections of future events are predictions and not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, and actual results may vary significantly from projected results.

8. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

The Company acknowledges that Wells Fargo or one or more of its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. The Company also acknowledges that Wells Fargo does not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to the Company, confidential information obtained by Wells Fargo from other companies.

The Company further acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Company, on the one hand, and Wells Fargo, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether Wells Fargo or one or more of its affiliates has advised or is advising the Company on other matters, (b) Wells Fargo, on the one hand, and the Company, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor does the Company rely on, any fiduciary duty on the part of Wells Fargo, (c) the Company is capable of evaluating and understanding, and each understands and accepts, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) the Company has been advised that Wells Fargo or one or more of its affiliates is engaged in a broad range of transactions that may involve interests that differ from its interests and that Wells Fargo does not have any obligation to disclose such interests and transactions to it by virtue of any fiduciary, advisory or agency relationship, and (e) the Company waives, to the fullest extent permitted by law, any claims it may have against Wells Fargo for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that Wells Fargo shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including its stockholders, employees or creditors arising out of or in connection with the transactions contemplated by this Commitment Letter.

The Company further acknowledges that one or more of Wells Fargo’s affiliates are full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Wells Fargo or one or more of Wells Fargo’s affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their respective own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Company and other companies with which the Company may have commercial or other relationships. With respect to any debt or other securities and/or financial instruments so held by Wells Fargo or one or more of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9. Governing Law, Etc. This Commitment Letter (including the Term Sheets), and any claim or dispute concerning the subject matter hereof or thereof shall be governed by, and construed in accordance with, the laws of the State of New York (but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York. Each of the parties hereto consents to the exclusive jurisdiction and venue of the federal and/or state courts located in New York, New York. This Commitment Letter (including the Term Sheets) sets forth the entire agreement between the parties with respect to the matters addressed herein, supersedes all prior communications, written or oral, with respect hereto, and may not be amended, supplemented, or modified except in a writing signed by the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier or other electronic transmission (including an email with a “pdf”) shall be equally effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter shall not be assignable by the Company without the prior written consent of Wells Fargo (any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto, and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. In the event that this Commitment Letter is terminated or expires, the Expenses and Indemnification, Fees, Confidentiality, Sharing Information; Absence of Fiduciary Relationship; Affiliate Transactions, Governing Law, Etc., and Waiver of Jury Trial provisions hereof shall survive such termination or expiration. Anything contained herein to the contrary notwithstanding, the obligations of the Company under this Commitment Letter, other than the obligations of the Company under the paragraph captioned “Syndication”, shall terminate at the time of the execution and delivery of the Loan Documents (as defined in the Term Sheets).

10. Waiver of Jury Trial. To the maximum extent permitted by applicable law, each party hereto irrevocably waives any and all rights to a trial by jury in any action or proceeding (whether based on contract, tort, or otherwise) arising out of or relating to this Commitment Letter or the Transactions or the actions of Wells Fargo or any of its affiliates in the negotiation, performance, or enforcement of this Commitment Letter.

11. Patriot Act. Wells Fargo hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “USA Patriot Act”), Wells Fargo may be required to obtain, verify and record information that identifies the Loan Parties (as defined in the Term Sheet), which information includes the name, address, tax identification number and other information regarding the Loan Parties that will allow Wells Fargo to identify the Loan Parties in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to each Lender.

12. Acceptance and Termination. This Commitment Letter will be of no force and effect unless a counterpart hereof is accepted and agreed to by the Company and, as so accepted and agreed to, received by Wells Fargo by 5 p.m. (Eastern time) on April 29, 2016, together with the Fee Letter as duly authorized, executed and delivered by the Company. The commitment of Wells Fargo under this Commitment Letter, if timely accepted and agreed to by the Company, (a) with respect to the DIP Facility, will terminate on June 17, 2016, or such later date as may be agreed upon in writing by Wells Fargo and the Company (such date, the “DIP Expiration Date”), and (b) with respect to the Exit Facility, will terminate sixty (60) days after the Petition Date, or such later date as may be agreed upon in writing by Wells Fargo and the Company (such date, the “Exit Expiration Date”), if the initial borrowings under the Credit Facility have not occurred on or prior to such date. The Company may terminate the commitments under this Commitment Letter at any time prior to the Expiration Date in whole but not in part so long as Wells Fargo has received from the Company the Alternate Transaction Fee referenced in the Fee Letter in accordance with the terms thereof.

If the Company accepts and agrees to the foregoing, please so indicate by executing and arranging for the Company to execute the enclosed copy of this letter and return it to Wells Fargo.

We look forward to continuing to work with you to complete this transaction.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Zachary S. Buchanan
Name: Zachary S. Buchanan
Title: Authorized Signatory

The provisions of this Commitment Letter are agreed to and accepted on April 29, 2016:

SEVENTY SEVEN ENERGY INC.

By:	/s/ Cary Baetz
Name: Cary Baetz
Title: Chief Financial Officer and Treasurer

ANNEX A

Syndication Provisions

Wells Fargo will be entitled to manage all aspects of any syndication of the Credit Facility, in consultation with the Company, including decisions as to the selection of prospective lenders to be approached and included, the timing of all offers to prospective lenders, the amount offered, the allocation and acceptance of prospective commitments, the amount of compensation payable to prospective lenders, and any titles to be awarded to such prospective lenders. The Company agrees that no Lender will receive any compensation for its participation in the Credit Facility except as expressly agreed to and offered by Wells Fargo.

The Company agrees to cooperate in such syndication process and use commercially reasonable efforts to assist Wells Fargo in forming a syndicate. Such assistance shall include, but will not be limited to:

(a) making senior management and representatives of the Company available to participate in meetings and to provide information to prospective lenders at such times and places as Wells Fargo may reasonably request,

(b) ensuring that Wells Fargo’s syndication efforts benefit from the existing lending relationships of the Company,

(c) assisting in the preparation of the Marketing Materials (as defined below); and

(d) at the expense of the Company, hosting, with Wells Fargo, one or more meetings of prospective lenders, and, in connection with any such lender meeting (a “Lender Meeting”), consulting with Wells Fargo with respect to the presentations to be made at any such Lender Meeting, making available appropriate officers and other representatives of Company, and rehearsing such presentations prior to such Lender Meetings, as reasonably requested by Wells Fargo.

To assist Wells Fargo in its syndication efforts, the Company agrees to use commercially reasonable efforts to prepare and provide to Wells Fargo such customary information with respect to the Company, and the Transactions as Wells Fargo may reasonably request, including, without limitation, (a) financial information and projections as Wells Fargo may reasonably request, including a business plan for fiscal 2016 through fiscal 2020 on a monthly basis and a written analysis of the business and prospects of Company and its subsidiaries for such period, all in form and substance reasonably satisfactory to Wells Fargo (the “Projections”), (b) a customary confidential information memorandum that includes information with respect to the Company, and the Transactions as Wells Fargo may reasonably request, including the Projections, all in form and substance reasonably satisfactory to Wells Fargo (the “Marketing Materials”), and (c) a version of the Marketing Materials (the “Public Information Materials”) that does not contain Projections or other material non-public information concerning the Company, its respective subsidiaries or its securities for purposes of the United States federal and state securities laws (“Material Non-Public Information”). The Company understands that in arranging and syndicating the Credit Facilities, Wells Fargo may use and rely on the Marketing Materials without independent verification thereof and that the Company will promptly notify Wells Fargo of any changes in circumstances that could be expected to call into question the continued reasonableness of any assumption underlying the Projections. The Company further agrees to update the Marketing Materials as necessary during the syndication process so as to cause the foregoing representations and warranties to continue to be true and correct.

Before distribution of any Marketing Materials (a) to prospective lenders that do not wish to receive Material Non-Public Information concerning the Company, its respective affiliates or its securities (such lenders, “Public Lenders;” all other lenders, “Private Lenders”), the Company agrees to provide Wells Fargo with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of Material Non-Public Information therein and (b) to prospective Private Lenders, the Company agrees to provide Wells Fargo with a customary letter authorizing the dissemination of those materials. In addition, at the request of Wells Fargo, the Company will identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC.” The Company agrees that Wells Fargo may distribute the following documents to all prospective lenders, unless the Company advises Wells Fargo in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (i) administrative materials for prospective lenders such as lender meeting invitations and funding and closing memoranda, and (ii) other materials intended for prospective lenders after the initial distribution of the Marketing Materials, including drafts and final versions of the definitive documentation for the Credit Facility. If the Company advises Wells Fargo that any of the foregoing items should be distributed only to Private Lenders, then Wells Fargo agrees not to distribute such materials to Public Lenders without the Company’s prior written consent (including by email).

To ensure an orderly and effective syndication of the Exit ABL Credit Facility the Company agrees that (a) from the date of the emergence of the Debtors from the Chapter 11 Cases until the earlier of the completion of a Successful Syndication (as defined below) and sixty (60) days following the closing date of the Exit ABL Credit Facility, the Company will not, and will not permit any of its subsidiaries to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility, or debt security of Company, or any of its respective subsidiaries, if such issuance or syndication would reasonably be expected, in the reasonable judgment of Wells Fargo, adversely impair the primary syndication of the Exit ABL Credit Facility (other than the syndication of the Credit Facilities as contemplated hereby), without the prior written consent of Wells Fargo (it being understood that (i) borrowings under the Existing Credit Facility or the DIP ABL Credit Facility and (ii) ordinary course leases, purchase money debt and equipment financings shall be permitted subject to limits as to the amount of such financings to be agreed upon by the Company and Exit Agent). For purposes hereof, a “Successful Syndication” means that Wells Fargo has sold commitments under the Credit Facility to other Lenders so that the commitment of Wells Fargo in the Credit Facility is not more than $50,000,000.

ANNEX B

Indemnification Provisions

To the fullest extent permitted by applicable law, the Company (the “Indemnifying Party”) shall pay, indemnify, defend, and hold each of the Indemnified Persons harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented out-of-pocket fees and disbursements of external counsel (provided, that, the obligations to reimburse any Indemnified Person for legal fees and expenses shall be limited to reasonable and documented out-of-pocket legal fees and expenses of one firm of counsel for all such Indemnified Persons and if necessary, of one local counsel in each appropriate jurisdiction (and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction) and in the case of an actual or perceived conflict of interest, one counsel for all such affected Indemnified Persons similarly situated), experts, or consultants and all other reasonable and documented out-of-pocket costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (promptly upon demand and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that the Company shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Commitment Letter, the Fee Letter or the Transactions (provided that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Indemnified Persons that do not involve any acts or omissions of the Company or any of its subsidiaries, or (ii) disputes solely between or among the Indemnified Persons and their respective affiliates that do not involve any acts or omissions of the Company or any of its subsidiaries; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not any other Indemnified Persons) relative to disputes between or among Agent on the one hand, and one or more Indemnified Persons, or one or more of their affiliates, on the other hand and (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Commitment Letter, the Fee Letter or the Transactions, or any act, omission, event, or circumstance in any manner related thereto. The foregoing to the contrary notwithstanding, the Company shall have no obligation to any Indemnified Person under this paragraph with respect to any claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, disbursements, penalties, losses, liabilities or damages that a court of competent jurisdiction finally determines to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents.

These Indemnification Provisions shall be in addition to any liability which the Indemnifying Party may have to the Indemnified Persons.

If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Indemnifying Party with reasonable promptness; provided, that, any failure by any of the Indemnified Persons to so notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder. Subject to the first paragraph above, Wells Fargo, on behalf of the Indemnified Persons, shall have the right to retain counsel of its choice to represent the Indemnified Persons, and the Indemnifying Party shall pay the fees, expenses, and disbursement of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Party. The Indemnifying Party shall be liable for any settlement of any claim against any of the Indemnified Persons made with its written consent, which consent shall not be unreasonably withheld. Without the prior written consent of Wells Fargo, the Indemnifying Party shall not settle or compromise any claim, permit a default or consent to the entry of any judgment in respect thereof.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found by a judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, and also the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Persons collectively and in the aggregate, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation.

CONFIDENTIAL

TERM SHEET

Wells Fargo Bank, National Association

SEVENTY SEVEN ENERGY INC.

$100,000,000 Senior Secured Superpriority Debtor-in-Possession Asset- Based Revolving Credit Facility

(“DIP ABL Credit Facility”)

Summary of DIP ABL Credit Facility Principal Terms and Conditions

April 29, 2016

This Summary of DIP ABL Credit Facility Principal Terms and Conditions (the “DIP Term Sheet”) is subject to the terms and conditions of the Commitment Letter, dated of even date herewith, by and between Wells Fargo Bank, National Association (“Wells Fargo”) and Seventy Seven Energy, Inc. (the “Parent”) and certain of its operating subsidiaries, (together with the Parent, collectively, the “Company”).

Capitalized terms used below and not otherwise defined herein, shall have the meanings set forth in the Credit Agreement, dated as of June 25, 2014, by and among certain subsidiaries of the Parent, as borrowers, the Parent and the other guarantors party thereto, Wells Fargo, as administrative and collateral agent (the “Pre-Petition ABL Agent”), and the lenders party thereto (the “Pre-Petition ABL Lenders”) (such agreement as the same now exists, including as amended and modified through the date hereof, the “Pre-Petition ABL Credit Agreement”). The credit facility provided prior to the commencement of the Chapter 11 Cases (as defined below) under the Pre-Petition ABL Credit Agreement is referred to below as the “Pre-Petition ABL Credit Facility”.

Borrowers:	Each of the borrowers under the Pre-Petition ABL Credit Agreement (individually, a “Borrower” and collectively, “Borrowers”), as a debtor-in possession under Chapter 11 (the “Chapter 11 Cases”) of the U.S. Bankruptcy Code (“Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware ( “Bankruptcy Court”).

Guarantors:

Each of the guarantors under the Pre-Petition ABL Credit Agreement (individually a “Guarantor” and collectively, “Guarantors”, each as a debtor-in possession under Chapter 11 Cases.

The Borrowers and the Guarantors are referred to herein each individually, as a “Loan Party” and collectively, “Loan Parties”).

Sole Lead Arranger and Bookrunner:	Wells Fargo will act as sole lead arranger and bookrunner under the DIP ABL Credit Facility (in such capacity, “DIP Arranger”).

Administrative and Collateral Agent:	Wells Fargo will act as the administrative agent and the collateral agent under the DIP ABL Credit Facility (in such capacities, “DIP Agent”).

Lenders:	Wells Fargo and such other institutions as to which the DIP Agent and the Company agree that may become parties to the DIP ABL Credit Facility as lenders (collectively, “DIP Lenders”).

Swing Line Lender:	Wells Fargo (in such capacity “Swing Line Lender”).

Letter of Credit Issuer:	Wells Fargo (in such capacity, the “Issuing Bank”).

Credit Facility:

The DIP ABL Credit Facility will consist of a post-petition senior secured revolving loan and letter of credit facility provided to Borrowers of up to $100,000,000 (the “Maximum Credit”).

The revolving loans under the DIP ABL Credit Facility (“Revolving Loans”) will be subject to the Borrowing Base (as defined below) and other terms described below.

Borrowers will appoint Seventy Seven Operating LLC (“OpCo”) to act as the agent for Loan Parties for all purposes of dealing with DIP Agent, Issuing Bank, Swing Line Lender, and DIP Lenders, including requesting Revolving Loans and LCs.

Letter of Credit Facility:	A portion of the DIP ABL Credit Facility will be available for commercial letters of credit and standby letters of credit arranged by DIP Agent and issued by the Issuing Bank (“LCs”) for the account of the Loan Parties in an aggregate amount not to exceed $25 million of the Maximum Credit at any time outstanding. The aggregate amount of outstanding LCs for the account of a Loan Party will be reserved against the Borrowing Base. Each DIP Lender under the DIP ABL Credit Facility will purchase an irrevocable and unconditional participation in each LC. LCs outstanding under the Pre-Petition ABL Credit Agreement on the Closing Date and issued by a DIP Lender shall be rolled into the DIP ABL Credit Facility on the Closing Date.

Swing Line Facility:

A portion of the DIP ABL Credit Facility will be available as swing line loans on same day notice (“Swing Line Loans”) with a sublimit in the amount of $10 million on Swing Line Loans. The term “Revolving Loans” as used herein includes Swing Line Loans, except as otherwise provided herein.

Swing Line Loans will be made available by the Swing Line Lender and each Lender will purchase an irrevocable and unconditional participation in each Swing Line Loan.

Borrowing Base:

The Revolving Loans and LCs shall be provided to Borrowers subject to the lesser of the Maximum Credit or the Borrowing Base and otherwise subject to the terms and conditions of the DIP Loan Documents.

Revolving Loans provided to Borrowers and LCs provided to Loan Parties will be subject to availability under the Borrowing Base, which will be calculated as follows:

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(a) the amount equal to 85 % multiplied by the net amount of eligible accounts of Borrowers (net of discounts, claims, credits, allowances and sales, excise and similar taxes); minus

(b) reserves in the Permitted Discretion of DIP Agent, including, without limitation (i) reserves established under the Pre-Petition ABL Credit Agreement and (ii) the Special Reserve (as defined below).

The term “Permitted Discretion” as used in this Term Sheet with reference to DIP Agent, shall mean a determination made in good faith in the exercise of its reasonable business judgment based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.

The right of DIP Agent to establish reserves will be generally consistent with the terms of the Pre-Petition ABL Credit Agreement. In addition, DIP Agent may establish reserves in its Permitted Discretion as may be applicable under the circumstances in connection with the Chapter 11 Cases, including reserves in respect of (i) the amount of any senior liens or claims in or against the DIP Collateral that shall be pari passu with or have priority over the liens and claims of DIP Agent and DIP Lenders (other than with respect to the Carve-Out (as defined below), (ii) the amount of priority or administrative expense claims, which are superior to or rank in parity with DIP Agent’s superpriority claim or which DIP Agent determines Loan Parties would be directed to pay before the obligations due DIP Agent and DIP Lenders during the Chapter 11 Cases, and (iii) the amount of the Carve-Out (the “Special Reserve”).

Eligibility:	Criteria for determining eligible accounts, and the establishment of reserves, will be substantially consistent with the terms of the Pre-Petition ABL Credit Agreement, subject to additions or modifications (including with respect to the obligations owing by Chesapeake) made by DIP Agent in its Permitted Discretion and as appropriate under the circumstances as reasonably determined by DIP Agent in its Permitted Discretion pursuant to field examinations and other due diligence.

Optional Prepayments:	The Revolving Loans may be prepaid in whole or in part from time to time without penalty or premium, but including all breakage or similar costs incurred by a DIP Lender.

Mandatory Prepayments:

Borrowers will be required to repay Revolving Loans and provide cash collateral to the extent that Revolving Loans and LCs exceed the lesser of the Borrowing Base then in effect or the Maximum Credit, in each case, in cash without any prepayment premium or penalty (but including all breakage or similar costs).

At any time there is a Cash Dominion Period (as defined below), all amounts on deposit in controlled accounts, including any concentration accounts (as described in the Cash Management section below), shall be applied to the

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obligations arising under the DIP ABL Credit Facility. All proceeds of DIP Collateral (as defined below) shall only be paid to and held in such controlled accounts (including any concentration accounts), other than to the extent such proceeds are permitted to be held in accounts constituting Excluded Property (as defined in the Guaranty and Security Agreement, dated as of June 25, 2014, by and among the Loan Parties and the Pre-Petition ABL Agent).

Such mandatory prepayments will not result in a permanent reduction in commitments, unless otherwise elected by the Company.

Interest and Fees:	See Schedules 1, 2 and 3 to this Term Sheet.

Collateral and Priority:

To secure all obligations of each Loan Party under the DIP ABL Credit Facility, the Loan Parties will grant a first priority (subject to certain permitted liens) perfected security interests in and liens upon all of each Loan Party’s present and future assets and properties consisting of the following all (x) Collateral (as defined in the Pre-Petition ABL Credit Agreement), (y) all proceeds of present and future claims, rights, interests, assets and properties recovered by or on behalf of each Loan Party or any trustee of a Loan Party (whether in the Chapter 11 Cases or any subsequent case to which any Chapter 11 Case is converted), including without, limitation, all such property recovered as a result of transfers or obligations avoided or actions maintained or taken pursuant to, inter alia, Sections 542, 545, 548, 549, 550, 552 and 553 of the Bankruptcy Code (upon entry of the Final Order as defined below), and (z) assets and properties not subject to valid, perfected and non-avoidable liens as of the Petition Date defined below (collectively, the “DIP Collateral”). The DIP Collateral includes such assets of Loan Parties existing on the date of the filing by the Loan Parties of their petitions to commence the Chapter 11 Cases (the “Petition Date”) and such assets of the Loan Parties arising or acquired after the Petition Date.

The obligations secured may include hedging and bank product obligations of the Loan Parties where a DIP Lender or an affiliate of a DIP Lender is a counterparty.

All amounts owing by the Loan Parties under the DIP ABL Credit Facility at all times will constitute allowed super-priority administrative expense claims in the Chapter 11 Cases having priority over all other administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, other than the Carve-Out (the “DIP Superpriority Claim”).

Notwithstanding anything to the contrary contained herein, the DIP Collateral shall not include the Excluded Property.

All of the security interests and liens with respect to the DIP Collateral described herein shall be effective and perfected as of the entry of the Interim Order (as defined below) and without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements, but without limitation of the right of DIP Agent to require any such agreements.

As used herein, the term “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee

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under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $50,000 incurred by a trustee under Section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed by the Bankruptcy Court at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors or any official committee appointed by the Bankruptcy Court (such committee, a “Committee”), if any, whose retention is approved by the Bankruptcy Court pursuant to Sections 327, 328, or 1103 of the Bankruptcy Code (the “Professionals”), subject to the terms of the Interim Order, the Final Order and any other interim or other compensation order entered by the Bankruptcy Court that are incurred (A) at any time before delivery by the DIP Agent of a Carve Out Trigger Notice (as defined below), whether allowed by the Bankruptcy Court prior to or after delivery of a Carve Out Trigger Notice (the “Pre-Trigger Date Fees”), in an amount not to exceed $500,000 to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amount set forth in this clause (A) being the “Pre-Carve Out Trigger Notice Cap”); and (B) after the delivery of a Carve-Out Trigger Notice in an aggregate amount not to exceed $3,000,000, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amount set forth in this clause (B) being the “Post-Carve Out Trigger Notice Cap”). For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by the DIP Agent to the Borrowers, their lead restructuring counsel, counsel to any Committee, if any, and the U.S Trustee, which notice may be delivered following the occurrence and during the continuation of an Event of Default under the DIP ABL Credit Facility, stating that the Post-Carve Out Trigger Notice Cap has been invoked. Nothing herein shall be construed to impair the ability of any party to object to the fees, expenses, reimbursement or compensation described in clauses (i), (ii), (iii)(A) or (iii)(B) above, on any grounds.

For the avoidance of doubt, DIP Agent and DIP Lenders shall not have any responsibility or obligation whatsoever to fund, or ensure that adequate funds are set aside or available to fund, any Carve-Out obligations.

Notwithstanding the foregoing, the Carve-Out shall not include, apply to or be available for any fees or expenses incurred by any party in connection with (a) the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation (i) against any of the Pre-Petition ABL Lenders or the Pre-Petition ABL Agent (whether in such capacity or otherwise), or (ii) challenging the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, the obligations and the liens and security interests granted under the DIP Loan Documents or the Obligations described in Pre-Petition ABL Credit Agreement (whether in such capacity or otherwise), including, in each case, without limitation, for lender liability or pursuant to section 105, 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise; (b) attempts to modify any of the rights granted to the DIP Lenders or the DIP Agent; (c) attempts to prevent, hinder or otherwise delay any of the DIP Lenders’ or the DIP Agent’s assertion, enforcement or realization upon any DIP Collateral in accordance

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with the DIP Loan Documents and the Final Order other than to seek a determination that an Event of Default has not occurred or is not continuing; (d) paying any amount on account of any claims arising before the commencement of the Cases unless such payments are approved by an order of the Bankruptcy Court; or (e) after delivery of a Carve-Out Trigger Notice, any success, completion, back-end or similar fees.

Adequate Protection:

Until the payment and satisfaction in full and discharge of the Pre-Petition ABL Credit Facility (which shall in no event be deemed to have occurred until the expiration of the challenge period provided in the Final Order, provided that no adversary proceeding or contested matter has been timely and properly asserted with respect to the Pre-Petition ABL Credit Facility or against the Pre-Petition ABL Agent or the Pre-Petition ABL Lenders (in their capacities as such), the Pre-Petition ABL Lenders will be authorized to receive as adequate protection:

(a) current cash payment of professionals’ reasonable and documented fees and expenses and other disbursements whether incurred before or after the Petition Date (which shall be limited to the reasonable and documented fees, expenses and disbursements of one legal counsel, one local counsel and one financial advisor for the Pre-Petition ABL Agent and the Pre-Petition ABL Lenders as a group);

(b) replacement or, if applicable, new liens on the DIP Collateral that are junior to the liens securing the DIP ABL Credit Facility (in the same relative priority as the Pre-Petition ABL Credit Facility); and

(c) superpriority claims as provided for in section 507(b) of the Bankruptcy Code that are junior to the DIP Superpriority Claims.

Use of Proceeds:	The proceeds of the Revolving Loans and LC’s will be used for working capital of Borrowers and the other Loan Parties and other general corporate purposes in accordance with the Budget (as defined below) (subject to permitted variances), including to refinance in full on the Closing Date the Obligations outstanding under the Pre-Petition ABL Credit Agreement. No portion of the administrative expenses or priority claims in the Chapter 11 Case, other than those directly attributable to the operation of the business of Borrowers or to which DIP Agent has specifically agreed, shall be funded with the Revolving Loans or LCs and the percentages and categories of permitted allocations of such claims and expenses shall be in accordance with the Budget as approved by DIP Agent. Notwithstanding the foregoing, proceeds shall not be used by any Loan Party to affirmatively commence or support, or to pay any professional fees incurred in connection with, any adversary proceeding, motion or other action that seeks to challenge, contest or otherwise seek to impair or object to the validity, extent, enforceability or priority of Pre-Petition ABL Agent’s, Pre-Petition ABL Lenders’, DIP Agent’s and DIP Lenders’ pre-petition and/or post-petition liens, claims and rights.

Closing Date:	The date on which all of the conditions precedent to the initial Revolving Loans and LCs under the DIP ABL Credit Facility are satisfied or waived (the “Closing Date”).

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DIP Facility Maturity Date:

The DIP ABL Credit Facility shall be for a term ending on the earliest of (the earliest of such dates being referred to as the “Maturity Date”):

(a) nine (9) months from the date of the Petition Date;

(b) thirty (30) days after the entry of the Interim Order if the Final Order has not been entered prior to the expiration of such thirty (30) day period (or such longer period if consented to by DIP Agent in writing);

(c)(i) the occurrence of the Exit Facility Conversion Date (as defined below) or (ii) the effective date of a plan of reorganization filed in the Chapter 11 Cases pursuant to an order entered by the Bankruptcy Court, each of which shall be in form and substance acceptable to DIP Agent (the “Approved Plan of Reorganization”); provided, that, if the occurrence of the Exit Facility Conversion Date does not occur, such Approved Plan of Reorganization and the order confirming such plan are acceptable the DIP Agent (which shall provide for the indefeasible payment in full of all obligations owing to DIP Agent and DIP Lenders); and

(d) the acceleration of the loans or termination of the commitments under the DIP ABL Credit Facility.

“Exit Facility Conversion Date” means any date on which the Approved Plan of Reorganization becomes effective, if the Loan Parties have elected to enter into a senior secured exit asset-based revolving credit facility with DIP Agent and DIP Lenders in connection with the Approved Plan of Reorganization (the “Exit ABL Credit Facility”) and the Exit ABL Credit Facility shall have become effective in accordance with its terms.

On the Exit Facility Conversion Date, all loans and other obligations outstanding under the DIP ABL Credit Facility shall be converted to loans under the Exit ABL Credit Facility, subject to terms and conditions to be agreed upon by the Loan Parties, DIP Agent and DIP Lenders.

Documentation:	A debtor-in-possession credit agreement (the “DIP ABL Credit Agreement”), together with all supplemental security agreements, pledge agreements, guarantees, control agreements, intercreditor agreements, UCC financing statements, in each case consistent with this Term Sheet, each of the foregoing in form and substance reasonably satisfactory to DIP Agent and the Company (collectively, the “DIP Loan Documents”), which shall be in form and substance substantially consistent with the Pre-Petition ABL Credit Agreement and other documentation under the Pre-Petition ABL Credit Facility, negotiated in good faith taking into account modifications arising as a result of the commencement of the Chapter 11 Cases, changes to the business of Parent and its subsidiaries, reflecting the operational and strategic requirements of Parent and its subsidiaries in light of their size and proposed business plan, as applicable (collectively, the “Documentation Principles”).

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Representations and Warranties:	Substantially as provided in the Pre-Petition ABL Credit Agreement, with such modifications and such other representations and warranties as may be reasonably agreed by DIP Agent and the Company consistent with the Documentation Principles, including, but not limited to, there are no defaults under material agreements entered into after the date of the commencement of the Chapter 11 Cases, orders of the Bankruptcy Court related to the financing contemplated by the DIP ABL Credit Facility shall continue to be effective, and the Loan Parties have provided customary representations and warranties with respect to the Budget, including the reasonableness and full disclosure of the assumptions in the Budget.

Affirmative Covenants:	Substantially as provided in the Pre-Petition ABL Credit Agreement, subject to modifications and such other affirmative covenants as may be reasonably agreed by DIP Agent and the Company consistent with the Documentation Principles.

Financial Covenants:	Achieve EBITDA, measured on a month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$42,099,000	For the 4 month period ending April 30, 2016
$49,221,000	For the 5 month period ending May 31, 2016
$56,359,000	For the 6 month period ending June 30, 2016
$63,942,000	For the 7 month period ending July 31, 2016
$72,262,000	For the 8 month period ending August 31, 2016
$80,121,000	For the 9 month period ending September 30, 2016
$88,123,000	For the 10 month period ending October 31, 2016
$96,449,000	For the 11 month period ending November 30, 2016
$105,131,000	For the 12 month period ending December 31, 2016 and thereafter

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Collateral and Financial Reporting:

The following collateral and financial reporting:

(a) monthly borrowing base certificates, so long as (i) Excess Availability is greater than 20.0% of the Maximum Credit, (ii) Revolving Loans (net of LCs) are outstanding at any time in the amount of less than $20,000,000, and (iii) no event of default exists or has occurred and is continuing, otherwise weekly (and in such event the delivery of borrowing base certificates on a weekly basis shall continue for not less than four (4) consecutive weeks);

(b) field examinations as DIP Agent may from time to time require, but no more than:

(i) one (1) field examinations during the term of the DIP Credit Agreement, or (2) DIP Agent shall have the right to conduct an additional field examination in any 12 consecutive month period if either (x) the term of the DIP Credit Agreement is not extended, or (y) there are Revolving Loans (net of LCs) outstanding at any time in the amount of $20,000,000 or more,

(ii) such other field examinations as DIP Agent may request at any time upon the occurrence and during the continuance of an event of default at the expense of Borrowers or at any time at the expense of DIP Agent;

(c) monthly financial statements and annual audited financial statements and projections, including the operating reports prepared by the Loan Parties in compliance with the US Trustees’ Operating Guidelines and Reporting Requirements;

(d) 13- week cash flow forecast, setting forth projected sources and uses of Borrowers’ funding and projected availability under the Borrowing Base, on a rolling 13 week basis, updated weekly (the “Budget”), together with a variance analysis showing actual sources, uses and availability compared to projected sources, uses and availability for such period, which variance report shall be delivered weekly; and

(e) other financial and collateral reports to be agreed.

“Excess Availability” means (i) the lesser of the Borrowing Base or the Maximum Credit, minus (ii) the outstanding principal amount of Revolving Loans and amounts available to be drawn under LCs under the DIP ABL Credit Facility.

Cash Management:	Substantially as provided in the Pre-Petition ABL Credit Agreement, subject to changes required to comply with the requirements of section 345 of the Bankruptcy Code, including the continued maintenance of a concentration account, which shall be subject to control agreements that will provide that until DIP Agent sends a notice of exclusive control or similar notice during a Cash Dominion Period, the Loan Parties may direct disposition of funds in such deposit accounts. During any Cash Dominion Period all amounts on deposit in the core concentration account and/or the other controlled accounts shall be applied on a daily basis to the repayment of obligations under the DIP ABL Credit Facility and then to cash collateralize any outstanding LCs (in each case,

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subject to a cash release mechanic upon the termination of such Cash Dominion Period). All proceeds of Collateral shall be paid to and held only in such controlled accounts (other than proceeds that are permitted by the terms of the DIP Loan Documents to be held in accounts that are Excluded Property).

Cash management arrangements under the DIP ABL Credit Facility will be the subject of a “first day” Motion filed by Borrowers and an order of the Bankruptcy Court approving such cash management arrangements, the form of such motion and order shall be acceptable to DIP Agent (the “Cash Management Order”),

“Cash Dominion Period” means any period during which (a) Excess Availability is less than 17.5% of the Maximum Credit, (b) any Revolving Loans (other than for Letters of Credit, interest, fees, or expenses posted in the ordinary course) are outstanding, or (c) any Specified Event of Default (as defined below) exists; provided, that, (i) to the extent that the Cash Dominion Period has occurred due to clause (a) of this definition, if Excess Availability shall be equal to or greater than 17.5% of the Maximum Credit for at least 30 consecutive days, the Cash Dominion Period shall no longer be deemed to exist or be continuing until such time as Excess Availability may again be less than 17.5% of the Maximum Credit at any time, and (ii) to the extent that the Cash Dominion Period has occurred due to clause (b) or (c) of this definition, if such Cash Dominion Event is cured or waived or otherwise no longer exists for at least thirty (30) consecutive days, the Cash Dominion Period shall no longer be deemed to exist or be continuing until such time as there may be another Specified Event of Default.

In no event may a Cash Dominion Period be cured as contemplated by clause (i) or (ii) above more than two (2) times in any twelve (12) month period.

The term “Specified Event of Default” means any event of default arising in connection with a failure to make any payment when due, the delivery of or the contents of a borrowing base certificate or other borrowing base report, or any representation or warranty contained in any borrowing base certificate being incorrect in any material respect, or failure to comply with representations and covenants relating to cash management, field examinations or insurance, weekly cash flow reporting, or the failure to be in compliance with the minimum EBITDA covenant.

Negative Covenants:	Substantially as provided in the Pre-Petition ABL Credit Agreement, subject to modifications consistent with the Documentation Principles (it being understood that the terms of the Payment Conditions will be subject to the mutual agreement of Borrowers and DIP Agent).

Events of Default:

Substantially as provided in the Pre-Petition ABL Credit Agreement, subject to the modifications and exceptions and such other events of default as may be deemed appropriate by DIP Agent, which shall be consistent with the Documentation Principles, including, but not limited to, the following:

(a) dismissal of the Chapter 11 Cases or conversion to Chapter 7;

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(b) termination of the exclusivity period for the Debtors to file a chapter 11 plan in the Chapter 11 Cases;

(c) appointment of a chapter 11 trustee or examiner with expanded powers;

(d) failure to obtain a final order entered by the Bankruptcy Court in form and substance acceptable to the DIP Agent (the “Final Order”) within thirty (30) days immediately following the date of entry of the Interim Order approving the use of cash collateral and the DIP ABL Credit Facility;

(e) entry of an order granting any super-priority claim which is senior to or pari passu with the DIP Lenders’ claims under the DIP ABL Credit Facility without the prior written consent of the DIP Agent (or the filing of any motion by the Debtors seeking such relief);

(f) entry of an order confirming (or the filing of any motion or pleading requesting confirmation of) a plan of reorganization or liquidation that does not require indefeasible repayment in full of the DIP ABL Credit Facility as of the effective date of the plan;

(g) payment of or granting adequate protection with respect to prepetition debt (other than as approved by the DIP Agent and the Bankruptcy Court or as otherwise contemplated by the DIP Loan Documents);

(h) cessation of liens or super-priority claims granted with respect to the DIP ABL Credit Facility to be valid, perfected and enforceable in all respects with the priority described herein;

(i) the failure of Borrowers or Guarantors to comply with any Financing Order; or

(j) any Financing Order (as defined below) is revoked, remanded, vacated, reversed, stayed, rescinded, modified, or amended on appeal.

Upon the occurrence and during the continuance of an Event of Default, at the election of DIP Agent, upon five (5) business days’ written notice, the automatic stay of Section 362 of the Bankruptcy Code shall be terminated for the limited purpose of permitting the DIP Agent, on behalf of DIP Lenders to do any of the following: (w) foreclose on the DIP Collateral; (x) enforce all of their guaranty rights; and/or (y) declare the principal of and accrued interest, fees and expenses constituting the obligations under the DIP ABL Credit Facility to be due and payable.

Waivers:	Substantially as provided in the Pre-Petition ABL Credit Facility Agreement and as otherwise provided in the DIP Loan Documents and the Interim Order or the Final Order, including, without limitation, waiving any right that any Borrower or Guarantor may have to seek authority (i) to use cash collateral of Pre-Petition ABL Agent, Pre-Petition ABL Lenders, DIP Agent and DIP Lenders under Section 363 of the Bankruptcy Code (other than as permitted under the Financing Orders), (ii) to obtain post-petition loans or other financial accommodations, other than from DIP Agent and DIP Lenders, pursuant to

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Sections 364(c) or (d) of the Bankruptcy Code without the prior written consent of DIP Agent, (iii) to challenge, contest or otherwise seek to impair or object to the validity, extent, enforceability or priority of DIP Agent’s pre-petition and post-petition liens and claims, (iv) to challenge the application of any payments or collections received by DIP Agent or DIP Lenders to the obligations of any Loan Party as provided for herein, (v) to propose or support a plan of reorganization that does not provide for the indefeasible payment in full and satisfaction of all obligations arising under the DIP ABL Credit Facility on the Effective Date of such plan if the Exit Facility Conversion Date does not occur, (vi) to surcharge the DIP Collateral pursuant to Section 506(c) of the Bankruptcy Code, or (vii) to seek relief under the Bankruptcy Code, including without limitation, under Section 105, to the extent any such relief would in any way restrict or impair the rights and remedies of DIP Agent or any DIP Lender as provided herein, the DIP Loan Documents or the Financing Orders. The DIP Loan Documents and the Final Order shall also provide for releases by the Loan Parties in favor of the DIP Agent and DIP Lenders of all claims relating to the Pre-Petition ABL Credit Facility, and an agreement to provide DIP Agent and DIP Lenders a release upon the repayment in full of all obligations under the DIP ABL Credit Facility

Conditions Precedent to All Borrowings:	The conditions to all Revolving Loans and LCs will consist of (a) prior written notice of the request for the Revolving Loan or LC in accordance with the procedures set out in the DIP Loan Documents (which such procedures shall be substantially consistent with those set forth in the Pre-Petition ABL Credit Facility), (b) the accuracy of representations and warranties in the DIP Loan Documents (which shall be consistent with the Documentation Principles) in all material respects (except where qualified by materiality, then just the accuracy thereof), (c) the absence of any default or event of default at the time of, and after giving effect to the making of the Revolving Loan or the issuance (or amendment or extension) of the LC, and (d) after giving effect to the requested Revolving Loan or LC, the outstanding Revolving Loans and LCs will not exceed the lesser of the Maximum Credit or the Borrowing Base as then in effect.

Conditions Precedent to Initial Borrowings:

The closing of the DIP ABL Credit Facility will be subject to the satisfaction or written waiver, in a manner reasonably acceptable to DIP Agent of the following conditions precedent:

(a) Loan Parties shall have commenced a voluntary case under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court having exclusive jurisdiction over the Chapter 11 Case ;

(b) Loan Parties shall have complied in full with the notice and other requirements of the Bankruptcy Code in a manner acceptable to DIP Agent and its counsel, with respect to the Interim Order and DIP Agent shall have received such evidence thereof as it shall reasonably require;

(c) No trustee or examiner with expanded powers pursuant to Section 1104(c) of the Bankruptcy Code, shall have been appointed or designated with respect to any Borrower or any Guarantor or their respective business, properties or assets and no motion shall be pending seeking any such relief;

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(d) All of the first day orders entered by the Bankruptcy Court at the time of the commencement of the Chapter 11 Cases shall be in form and substance reasonably satisfactory to DIP Agent, including without limitation, the Cash Management Order and shall be in full force and effect;

(e) The interim financing order as entered by the Bankruptcy Court authorizing the secured financing under the DIP ABL Credit Facility on the terms and conditions contemplated by this Term Sheet (the “Interim Order” and together with Final Order, the “Financing Orders”) and, inter alia, modifying the automatic stay, authorizing and granting the security interests and liens described above, and granting a super-priority administrative expense claim to DIP Agent and DIP Lenders with respect to all obligations to DIP Agent and DIP Lenders, subject to no priority claim or administrative expenses of the Chapter 11 Cases or any other entity (other than the Carve-Out), and any future proceeding which may develop out of any such cases, including liquidation in bankruptcy, shall have been entered within five (5) days after the commencement of the Chapter 11 Cases and be in full force and effect and not have been vacated, reversed, modified amended or stayed and not be subject to a pending appeal or motion or motion for leave to appeal or other proceeding to set aside any such order or the challenge to the relief provided for in it, except as consented to by DIP Agent;

(f) Borrowers shall have delivered to DIP Agent, on terms and conditions satisfactory to DIP Agent, either the Approved Plan of Reorganization or an executed restructuring support agreement, which provides for, among other things, either (i) the conversion of the DIP ABL Credit Facility to the Exit ABL Credit Facility on terms and conditions acceptable to DIP Agent and DIP Lenders or (ii) the indefeasible payment in full of all of the obligations owing to DIP Agent and DIP Lenders;

(g) Receipt by DIP Agent, each in form and substance satisfactory to DIP Agent, of (i) the initial Budget, (ii) any updates or modifications to the projected financial statements of Borrowers and Guarantors previously received by DIP Agent, in each case in form and substance satisfactory to DIP Agent, and (iii) copies of satisfactory interim unaudited financial statements for each month ended since the last audited financial statements for which financial statements are available;

(h) Execution and delivery of the DIP ABL Credit Agreement and all DIP Loan Documents by the parties thereto and including: (i) customary evidence of authority from each Loan Party, (ii) customary officer’s certificates from each Loan Party, (iii) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of each Loan Party, (iv) lien searches with respect to each Loan Party, (v) UCC financing statements for each Loan Party, (vi) evidence of insurance coverage and lender’s loss payable endorsements as to casualty insurance, and (vii) security and pledge agreements consistent with the Term Sheet;

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(i) Execution and delivery of all consents, waivers, acknowledgments and other agreements from third persons that DIP Agent may reasonably deem necessary or desirable, in connection with the grant to DIP Agent, for the benefit of itself and the other secured DIP Lenders, of security interests and liens in the DIP Collateral, in each case consistent with this DIP Term Sheet, together with evidence of insurance coverage and a lender’s loss payee endorsement in favor of DIP Agent as to casualty and business interruption insurance;

(j) No material adverse change in the business, operations, financial condition or assets of the Company and its subsidiaries, taken as a whole, shall have occurred since March 31, 2016 (other than as a direct result of the filing for Chapter 11);

(k) The absence of any (i) change, event, development, circumstance or information that calls into question in any material respect the Projections supplied to Wells Fargo prior to the date hereto or any of the material assumptions on which the Projections were prepared and (ii) adverse information or other matter adversely affecting the Loan Parties or that is materially inconsistent with any information or other matter disclosed to DIP Agent prior to the date hereof;

(l) No defaults or events of default on the closing date under any of the Loan Documents or on any other debt or any material contract of Loan Parties shall exist; and

(m) All costs, fees and expenses contemplated hereby due and payable on the Closing Date to DIP Agent, DIP Arranger and DIP Lenders in respect of the transactions shall have been.

Assignments and Participations:	Each DIP Lender will be permitted to make assignments of its interest in the DIP ABL Credit Facility in a minimum amount equal to $10,000,000 to other financial institutions approved by DIP Agent, Issuing Banks, and the Company, which approval of the Company shall not be unreasonably withheld, conditioned or delayed; provided, that, (a) the approval of the Company shall not be required at any time that a default exists or has occurred and is continuing, and (b) the approval of the Company shall not be required in connection with assignments to other DIP Lenders, to any affiliate of a DIP Lender, to any Approved Fund, or for any participation. No assignment or participation may be made to natural persons, any Loan Party or any of their affiliates or subsidiaries, or any holder of any subordinated debt of a Loan Party.

Cost and Yield Protections:	Substantially as provided in the Pre-Petition ABL Credit Agreement with modifications to be mutually agreed upon between the Company and DIP Agent.

Governing Law:	New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York (other than certain security documents that will be governed by local law as applicable or as the parties may otherwise agree).

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Expenses, Waivers and Indemnity:	Substantially as provided in the Pre-Petition ABL Credit Agreement except as modified by the Commitment Letter and this Term Sheet.

This Summary of Principal Terms and Conditions is intended as a summary only and does not reference all of the terms, conditions, representations, warranties, covenants and other provisions which will be contained in the definitive documentation for the DIP ABL Credit Facility and the transactions contemplated hereby. It is not meant to be, nor shall it be construed as an attempt to describe all of, or the specific phrasing for, the provisions of the documentation. Rather, it is intended only to outline certain principal terms to be included in the DIP Loan Documents. Such covenants, representations, warranties and other provisions to the extent not addressed will be reasonably acceptable to the Company and Wells Fargo. All references to Wells Fargo in this Term Sheet include its successors and assigns and Well Fargo may designate one of its affiliates or branches to act in its place in any of the roles for which Wells Fargo is specified in the Term Sheet.

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SCHEDULE 1

TO

TERM SHEET

Interest and Certain Fees

Interest Rate Options:

Borrowers may elect that Revolving Loans bear (other than Swing Line Loans) interest at a rate per annum equal to (a) the Base Rate plus the Revolving Loan Applicable Margin or (b) LIBOR plus the Revolving Loan Applicable Margin. Swing Line Loans will bear interest at a rate per annum equal to the Base Rate plus the Revolving Loan Applicable Margin.

As used herein:

“Revolving Loan Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Schedule 2 to Exhibit A.

“Base Rate” shall have the meaning set forth in the Pre-Petition ABL Credit Agreement.

“LIBOR Rate” shall have the meaning set forth in the Pre-Petition ABL Credit Agreement. The LIBOR Rate shall be available for interest periods of one, two, or three months.

Interest rate reference terms will be subject to customary provisions, including applicable reserve requirements, limits on the number of outstanding Revolving Loans for which interest is based on LIBOR and minimum amounts of Revolving Loans for which interest is based on LIBOR.

Unused Line Fee:	Borrowers shall pay to DIP Agent, for the account of DIP Lenders, an unused line fee calculated at .75% per annum until the last day of the first full month after closing and adjusted thereafter every month to an amount equal to ..75% per annum multiplied by the difference between the Maximum Credit and the average outstanding Revolving Loans and LCs during the immediately preceding month, payable monthly in arrears. Swing Line Loans will not be considered in the calculation of the Unused Line Fee.

Letter of Credit Fees:	Borrowers shall pay to DIP Agent, for the account of DIP Lenders, on the daily undrawn balance of LCs, a letter of credit fee which shall accrue at a per annum rate equal to the Letter of Credit Usage Applicable Margin (as such term is defined in Schedule 2) times the daily undrawn amount of all outstanding LCs, payable monthly in arrears. In addition, Borrowers shall pay issuance, arranging and other fees of the Issuing Bank substantially as provided in the Pre-Petition ABL Credit Agreement.

Default Rate:	Substantially as provided in the Pre-Petition ABL Credit Agreement.

Appraisal and Field Examination Expenses:	Borrowers shall be required to pay (a) a fee of $1,000 per day, per examiner, plus out-of-pocket expenses for each field examination of the Loan Parties performed by personnel, employed by DIP Agent, (b) if implemented, a fee of $1,000 per day, per person plus out-of-pocket expenses for the establishment of electronic collateral reporting, and (c) the actual fees or charges paid or incurred by DIP Agent (but in no event less than a charge of $1,000 per day, per person) plus out-of-pocket expenses, if it elects to employ the services of one or more third persons to perform field examinations or to appraise the Collateral or any portion thereof, subject to the limitations set forth in the Term Sheet.

Rate and Fee Basis; Payment Dates:	All per annum rates and fees will be computed on basis of actual days elapsed over a 360 day year (or 365 or 366 days, as the case may be, in the case of Revolving Loans for which the Base Rate is used). In the case of Revolving Loans for which LIBOR is used, interest is payable on the last day of each relevant interest period or in the case of an interest period longer than 3 months, then within 3 months, in arrears, and in the case of Revolving Loans for which the Base Rate is used, interest is payable monthly in arrears.

SCHEDULE 2

TO

TERM SHEET

Revolving Loan Applicable Margin

Tier	Monthly Average Excess Availability	Applicable LIBOR Margin	Applicable Base Rate Margin

1	Equal to or greater than 60% of the Maximum Credit	2.50%	1.50%

2	Greater than or equal to 30% of the Maximum Credit but less than 60% of the Maximum Credit	2.75%	1.75%

3	Less than 30% of the Maximum Credit	3.00%	2.00%

The Revolving Loan Applicable Margin for the interest rates shall be the applicable percentage calculated based on the percentage set forth in Tier 1of the chart above until the last day of the first full month after the Closing Date. The interest rates will be adjusted every month thereafter based on the chart above.

The Revolving Loan Applicable Margin shall be calculated and established once every month, effective as of the first day of such month and shall remain in effect until adjusted thereafter as of the last day of the month at the end of such month.

The term “Applicable Margin” as used in the Term Sheet means, at any time (subject to the paragraph above), (a) as to Revolving Loans for which interest is calculated based on the Base Rate, the Applicable Base Rate Margin as set forth above, and (b) as to Revolving Loans for which interest is calculated based on LIBOR, the Applicable LIBOR Margin as set forth above.

The term “Monthly Average Excess Availability” shall mean, at any time, the daily average of the aggregate amount of the Excess Availability for the immediately preceding month, commencing on the first day of such month.

Letter of Credit Usage Applicable Margin

Tier	Monthly Average Excess Availability	Applicable LIBOR Margin

1	Equal to or greater than 60% of the Maximum Credit	2.50%

2	Greater than or equal to 30% of the Maximum Credit but less than 60% of the Maximum Credit	2.75%

3	Less than 30% of the Maximum Credit	3.00%

The Letter of Credit Usage Applicable Margin for the interest rates shall be the applicable percentage calculated based on the percentage set forth in Tier 1of the chart above until the last day of the first full month after the Closing Date. The interest rates will be adjusted every month thereafter based on the chart above.

The Letter of Credit Usage Applicable Margin shall be calculated and established once every month, effective as of the first day of such month and shall remain in effect until adjusted thereafter as of the last day of the month at the end of such month.

The term “Applicable Margin” as used in the Term Sheet means, at any time (subject to the paragraph above), as to Letter of Credit Usage for which interest is calculated based on the Applicable LIBOR Margin as set forth above.

SCHEDULE 3

TO

TERM SHEET

Additional Fees

DIP Facility Fee:	Borrowers shall pay to DIP Agent a DIP Facility Fee in an amount of $350,000, for its own account and for the account of other DIP Lenders in accordance with the agreements among them (as applicable), which facility fee is fully earned on the date hereof and will be due and payable in full in cash upon the Closing Date.

CONFIDENTIAL

TERM SHEET

Wells Fargo Bank, National Association

SEVENTY SEVEN ENERGY INC.

$100,000,000 Senior Secured Exit Asset- Based Revolving Credit Facility

(“Exit ABL Credit Facility”)

Summary of Principal Terms and Conditions

April 29, 2016

This Summary of Exit ABL Credit Facility Principal Terms and Conditions (the “Exit Term Sheet”) is subject to the terms and conditions of the Commitment Letter, dated of even date herewith, (the “Commitment Letter”) by and between Wells Fargo Bank, National Association (“Wells Fargo”) and Seventy Seven Energy, Inc. (the “Parent”) and certain of its operating subsidiaries, (together with the Parent, collectively, the “Company”).

Capitalized terms used below and not otherwise defined herein, shall have the meanings set forth in the Pre-Petition ABL Credit Agreement (as defined in the Commitment Letter), the Commitment Letter to which this Exit ABL Credit Facility Term Sheet is attached and the DIP ABL Credit Facility Term Sheet.

Borrowers:	Each of the borrowers under the DIP ABL Credit Agreement (individually, a “Borrower” and collectively, “Borrowers”), each as a reorganized company under the Plan (as defined below).

Guarantors:

Each of the guarantors under the DIP ABL Credit Agreement (individually a “Guarantor” and collectively, “Guarantors”), each as a reorganized company under the Plan.

The Borrowers and the Guarantors are referred to herein each individually, as a “Loan Party” and collectively, “Loan Parties”).

Sole Lead Arranger and Bookrunner:	Wells Fargo Bank will act as sole lead arranger and bookrunner under the Exit ABL Credit Facility (in such capacity, “Exit Arranger”).

Administrative and Collateral Agent:	Wells Fargo will act as the administrative agent and the collateral agent under the Exit ABL Credit Facility (in such capacities, “Exit Agent”).

Lenders:	Wells Fargo and such other institutions as to which the Exit Agent and the Company agree that may become parties to the Exit ABL Credit Facility as lenders (collectively, “Exit Lenders”).

Swing Line Lender:	Wells Fargo (in such capacity “Swing Line Lender”).

Letter of Credit Issuer:	Wells Fargo (in such capacity, the “Issuing Bank”).

Credit Facility:

The Exit ABL Credit Facility will consist of a senior secured revolving loan and letter of credit facility provided to Borrowers of up to $100,000,000 (the “Maximum Credit”).

The revolving loans under the Exit ABL Credit Facility (“Revolving Loans”) will be subject to the Borrowing Base (as defined below) and other terms described below.

Borrowers will appoint Seventy Seven Operating LLC to act as the agent for Loan Parties for all purposes of dealing with Exit Agent, Issuing Bank, Swing Line Lender, and Exit Lenders, including requesting Revolving Loans and LCs.

Letter of Credit Facility:	A portion of the Exit ABL Credit Facility will be available for commercial letters of credit and standby letters of credit arranged by Exit Agent and issued by the Issuing Bank (“LCs”) for the account of the Loan Parties in an aggregate amount not to exceed $25 million of the Maximum Credit at any time outstanding. The aggregate amount of outstanding LCs for the account of a Loan Party will be reserved against the Borrowing Base. Each Exit Lender under the Exit ABL Credit Facility will purchase an irrevocable and unconditional participation in each LC. LCs outstanding under the DIP Credit Agreement on the Closing Date and issued by a DIP Lender shall be rolled into the Exit ABL Credit Facility on the Closing Date.

Swing Line Facility:

A portion of the Exit ABL Credit Facility will be available as swing line loans on same day notice (“Swing Line Loans”) with a sublimit in the amount of $10 million on Swing Line Loans. The term “Revolving Loans” as used herein includes Swing Line Loans, except as otherwise provided herein.

Swing Line Loans will be made available by the Swing Line Lender and each Lender will purchase an irrevocable and unconditional participation in each Swing Line Loan.

Facility Increase:	For the Exit ABL Credit Facility, the Company will have the option to increase the Maximum Credit (a “Facility Increase”) so that after giving effect to any such increase the Maximum Credit will not exceed $150,000,000, subject to the following: (i) as of the date of any such increase and after giving effect thereto, no default or event of default shall exist or have occurred and be continuing, (ii) each such Facility Increase shall be in a minimum amount equal to $5,000,000, (iii) there shall be no more than 3 of such increases during the term of the Exit ABL Credit Facility, (iv) no Exit Lender shall be required to provide additional commitments for such Facility Increase, (v) such Facility Increase shall be subject to obtaining such additional commitments of existing Exit Lenders or new Exit Lenders as may be required, (vi) the terms of such Facility Increase shall be the same as for all other Revolving Loans and (viii) certain procedures to be agreed to by the parties and set forth in the Loan Documents (including the payment of applicable fees in respect of such increase, any other conditions to such increase, and the offering of such additional commitments to existing Lenders before seeking additional Lenders). In the event that Borrowers

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exercise such option, each of the references to Excess Availability in this Term Sheet will be adjusted so that the ratio of the Excess Availability to the Maximum Credit as so increased remains the same as prior to such increase.

Borrowing Base:

The Revolving Loans and LCs shall be provided to Borrowers subject to the lesser of the Maximum Credit or the Borrowing Base and otherwise subject to the terms and conditions of the Exit Loan Documents.

Revolving Loans provided to Borrowers and LCs provided to Loan Parties will be subject to availability under the Borrowing Base, which will be calculated as follows:

(a) the amount equal to 85 % multiplied by the net amount of eligible accounts of Borrowers (net of discounts, claims, credits, allowances and sales, excise and similar taxes); plus

(b) 100% of Qualified Cash (as defined below) of Borrowers; minus

(c) reserves in the Permitted Discretion of Exit Agent, including, without limitation reserves established under the DIP ABL Credit Agreement (other than bankruptcy related reserves therein which are no longer applicable for an exit facility).

The term “Permitted Discretion” as used in this Term Sheet with reference to Exit Agent, shall mean a determination made in good faith in the exercise of its reasonable business judgment based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.

The calculation of the Borrowing Base and the right of Exit Agent to establish reserves will be generally consistent with the terms of the DIP ABL Credit Agreement. In addition, Exit Agent may establish reserves in its Permitted Discretion as may be applicable under the circumstances in connection with the confirmation by the U.S. Bankruptcy Court of the Plan (as defined below), including reserves in respect of administrative expenses, priority tax claims, and reclamation claims arising in the Chapter 11 Cases which are to be paid at closing, any other claims that remain outstanding after closing and any distributions that are not made pursuant to the Plan at closing.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and cash equivalents of the Borrowers which (a) is in segregated deposit accounts or securities accounts maintained with Wells Fargo or one of its affiliates in the United States and which such deposit accounts or securities accounts are the subject of a control agreement in form and substance reasonably satisfactory to Exit Agent (it being understood that any such control agreement shall prohibit such person from making withdrawals of, or otherwise giving deposit instructions with respect to, such cash or cash equivalents without the prior written consent of Exit Agent), (b) is available for use by a Borrower without condition or restriction (other than in favor of Exit Agent), (c) is subject to the valid, first priority, and perfected lien and security interest of Exit Agent, and (d) is free and clear of any other lien, security interest, claim or other encumbrance or restriction (except liens in favor of Exit Agent).

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Eligibility:	Criteria for determining eligible accounts, and the establishment of reserves, will be substantially consistent with the terms of the DIP ABL Credit Agreement, subject to additions or modifications (including with respect to the obligations owing by Chesapeake) made by Exit Agent in its Permitted Discretion and as appropriate under the circumstances as reasonably determined by Exit Agent in its Permitted Discretion pursuant to field examinations and other due diligence; provided, that, the concentration limit for accounts receivables owing to the Company by any account debtor shall be not more than 15% of the eligible receivables, except with respect to Chesapeake Energy Corporation or any of its affiliates, in which case the concentration limit (which is as of the date hereof not more than 40% of the eligible receivables), which percentage can be increased and again decreased (to a percentage not less than 30%) in Exit Agent’s Permitted Discretion. Notwithstanding the foregoing, all concentration limits shall be subject to modification by Exit Agent in its Permitted Discretion from time to time.

Optional Prepayments:	The Revolving Loans may be prepaid in whole or in part from time to time without penalty or premium, but including all breakage or similar costs incurred by any Exit Lender.

Mandatory Prepayments:

Borrowers will be required to repay Revolving Loans and provide cash collateral to the extent that Revolving Loans and LCs exceed the lesser of the Borrowing Base then in effect or the Maximum Credit, in each case, in cash without any prepayment premium or penalty (but including all breakage or similar costs).

At any time there is a Cash Dominion Period (as defined below), all amounts on deposit in controlled accounts, including any concentration accounts (as described in the Cash Management section below), shall be applied to the obligations arising under the Exit ABL Credit Facility (other than amounts from proceeds of Term Loan Priority Collateral for so long as the Term Loan Facility is in full force and effect). All proceeds of Exit Collateral (as defined below) shall only be paid to and held in such controlled accounts (including any concentration accounts), other than to the extent such proceeds are permitted to be held in accounts constituting Excluded Property (as defined in the Guaranty and Security Agreement, dated as of June 25, 2014, by and among Agent, the Company and the other parties thereto).

Such mandatory prepayments will not result in a permanent reduction in commitments, unless otherwise elected by the Company.

Interest and Fees:	See Schedules 1, 2 and 3 to this Term Sheet.

Collateral and Priority:

To secure all obligations of each Loan Party under the Exit ABL Credit Facility, the Loan Parties will grant:

(a) a first priority (subject to certain permitted liens) perfected security interests in and liens upon all of each Loan Party’s present and future assets and properties consisting of all Collateral (as defined in the DIP ABL Credit Agreement, collectively, the “ABL Priority Collateral”), and

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(b) second priority (subject to certain specified permitted liens), perfected security interests in and liens upon all of each Loan Party’s present and future assets and properties other than ABL Priority Collateral (collectively, the “Term Loan Priority Collateral” and, together with the ABL Priority Collateral, the “Exit Collateral”).

Extraordinary receipts constituting proceeds of judgments relating to any of the property referred to in clause (a) above, insurance proceeds and condemnation awards in respect of any such property, indemnity payments in respect of any such property and purchase price adjustments in connection with any such property shall constitute ABL Priority Collateral.

Intercreditor arrangements between Exit Agent and the Term Loan Agent under the Term Loan Facility will be set forth in an intercreditor agreement (the “Intercreditor Agreement”), which will be in form and substance satisfactory to Exit Agent.

The “Term Loan Facility” means the existing term loan and incremental term loan facilities with Wilmington Trust, N.A. (successor to Bank of America), as agent with respect thereto (the “Term Loan Agent”).

The Collateral includes such assets of Loan Parties existing on the date of the filing by the Loan Parties of their petitions to commence the Chapter 11 Cases (the “Petition Date”) and such assets of the Loan Parties arising or acquired after the Petition Date.

The obligations secured may include hedging and bank product obligations of the Loan Parties where an Exit Lender or an affiliate of an Exit Lender is a counterparty.

Notwithstanding anything to the contrary contained herein, the Collateral shall not include the Excluded Property (real property shall be included within the definition of Excluded Property).

Use of Proceeds:	The proceeds of the Exit ABL Credit Facility will be used (i) to repay the outstanding allowed administrative expenses and allowed claims all in accordance with the Plan (including all obligations under the DIP ABL Credit Facility), (ii) to fund the costs, expenses and fees in connection with the Exit ABL Credit Facility in accordance with the Plan and (iii) to fund working capital of the Loan Parties and other general corporate purposes.

Closing Date:	The date on which all of the conditions precedent to the initial Revolving Loans and LCs under the Exit ABL Credit Facility are satisfied or waived (the “Closing Date”).

Term:	The Exit Facility shall be for a term ending on the earlier of (a) June 25, 2019 and (b) six months prior to the maturity of the Company’s existing term loan facility with Wilmington Trust, N.A. (successor to Bank of America).

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Documentation:	A credit agreement (the “Exit Credit Agreement”), together with all supplemental security agreements, pledge agreements, guarantees, control agreements, intercreditor agreements, UCC financing statements, in each case consistent with this Exit Term Sheet, each of the foregoing in form and substance reasonably satisfactory to Exit Agent and the Company (collectively, the “Exit Loan Documents”), which shall be in form and substance substantially consistent with the DIP ABL Credit Agreement and other DIP Loan Documents (other than the bankruptcy related provisions that are no longer applicable for an exit facility), negotiated in good faith taking into account modifications arising as a result of the confirmation by the U.S. Bankruptcy Court of the Plan, reflecting the operational and strategic requirements of Parent and its subsidiaries in light of their size and proposed business plan, as applicable (collectively, the “Documentation Principles”). The Exit Loan Documents may be an amendment and restatement of the DIP Loan Documents or structured in such other manner as the parties may agree.

Representations and Warranties:	Substantially as provided in the DIP ABL Credit Agreement, with such modifications consistent with the Documentation Principles and such other representations and warranties as may be agreed to by Exit Agent and the Company consistent with the Documentation Principles, including, but not limited to, additional representations and warranties with respect to the Plan, its consummation and related bankruptcy matters.

Affirmative Covenants:	Substantially as provided in the DIP ABL Credit Agreement, subject to modifications consistent with the Documentation Principles and such other affirmative covenants as may be agreed to by Exit Agent and the Company consistent with the Documentation Principles.

Financial Covenants:

Minimum fixed charge coverage ratio of 1.0 to 1.0 to be tested monthly, based on the 12 immediately preceding months for which Exit Agent has received financial statements at any time that there is a Compliance Period.

“Compliance Period” means at any time Excess Availability is less than 12.5% of the Maximum Credit and shall continue for the period until Excess Availability has been greater than such amount for a period of at least 30 consecutive days.

Collateral and Financial Reporting:

The following collateral and financial reporting:

(a) monthly borrowing base certificates, so long as Excess Availability is greater than 17.5% of the Maximum Credit, and no event of default exists or has occurred and is continuing, otherwise weekly (and in such event the delivery of borrowing base certificates on a weekly basis shall continue for not less than four (4) consecutive weeks);

(b) field examinations as Exit Agent may from time to time require, but no more than:

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(i) 1 field examination at the expense of Borrowers in any 12 consecutive month period, or in the event that Excess Availability is less than 15.0% of the Maximum Credit during such period, no more than 2 field examinations at the expense of Borrowers during such 12 consecutive month period,

(ii) such other field examinations as Exit Agent may request at any time upon the occurrence and during the continuance of an event of default at the expense of Borrowers or at any time at the expense of Exit Agent;

(c) monthly financial statements and annual audited financial statements and projections;

(d) during a Compliance Period, 13- week cash flow forecast, setting forth projected sources and uses of Borrowers’ funding and projected availability under the Borrowing Base, on a rolling 13 week basis, updated weekly, together with a variance analysis showing actual sources, uses and availability compared to projected sources, uses and availability for such period, which variance report shall be delivered weekly; and

(e) other financial and collateral reports to be agreed.

“Excess Availability” means (i) the lesser of the Borrowing Base or the Maximum Credit, minus (ii) the outstanding principal amount of Revolving Loans and amounts available to be drawn under LCs under the Loan Documents.

Cash Management:

Substantially as provided in the DIP ABL Credit Agreement (excluding any provisions necessary to comply with the requirements of Section 345 of the Bankruptcy Code), including the continued maintenance of a concentration account, which shall be subject to control agreements that will provide that until Exit Agent sends a notice of exclusive control or similar notice during a Cash Dominion Period, the Loan Parties may direct disposition of funds in such deposit accounts. During any Cash Dominion Period all amounts on deposit in the core concentration account and/or the other controlled accounts shall be applied on a daily basis to the repayment of obligations under the Exit ABL Credit Facility and then to cash collateralize any outstanding LCs (in each case, subject to a cash release mechanic upon the termination of such Cash Dominion Period). All proceeds of Collateral shall be paid to and held only in such controlled accounts (other than proceeds that are permitted by the terms of the Exit Loan Documents to be held in accounts that are Excluded Property).

“Cash Dominion Period” means any period during which (a) Excess Availability is less than 15.0% of the Maximum Credit, or (b) any Specified Event of Default (as defined below) exists; provided, that, (i) to the extent that the Cash Dominion Period has occurred due to clause (a) of this definition, if Excess Availability shall be equal to or greater than 15.0% of the Maximum Credit for at least 30 consecutive days, the Cash Dominion Period shall no longer be deemed to exist or be continuing until such time as Excess Availability may again be less than 15.0% of the Maximum Credit at any time, and (ii) to the extent that the Cash Dominion Period has occurred due to clause

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(b) of this definition, if such Cash Dominion Event is cured or waived or otherwise no longer exists for at least thirty (30) consecutive days, the Cash Dominion Period shall no longer be deemed to exist or be continuing until such time as there may be another Specified Event of Default.

In no event may a Cash Dominion Period be cured as contemplated by clause (i) or (ii) above more than two (2) times in any twelve (12) month period.

The term “Specified Event of Default” means any event of default arising in connection with a failure to make any payment when due, any insolvency proceeding (whether voluntary or involuntary), the delivery of or the contents of a borrowing base certificate or other borrowing base report, or any representation or warranty contained in any borrowing base certificate being incorrect in any material respect or failure to comply with representations and covenants relating to cash management or insurance or the failure to be in compliance with the fixed charge coverage ratio when the same is applicable.

Negative Covenants:

Substantially as provided in the DIP ABL Credit Agreement, subject to modifications consistent with the Documentation Principles.

“Payment Conditions” means, with respect to any applicable payment or transaction, each of the following conditions:

(i) as of the date of any such payment or transaction, and after giving effect thereto, no default or event of default shall exist or have occurred and be continuing, and

(ii) either:

(A)   (1) the Excess Availability during the immediately preceding 30 consecutive day period on a pro forma basis shall have been not less than 17.5% of the Maximum Credit, and after giving effect to the payment or transaction, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment, the Excess Availability shall be not less than 17.5% of the Maximum Credit, provided, that, in the case of any acquisition, each reference to 17.5% in this paragraph shall be 20.0%, and

(2) Exit Agent shall have received reasonably satisfactory projections for the 30 day period after the date of such payment showing, on a pro forma basis after giving effect to the payment or transaction, minimum Excess Availability at all times during such period of not less than 17.5% of the Maximum Credit, provided, that, in the case of any acquisition, the reference to 17.5% in this paragraph shall be 20.0% or

(B)   (1) as of the date of any such payment or transaction, and after giving effect thereto, on a pro forma basis (including with respect to periods prior to the Closing Date), the fixed charge coverage ratio for the immediately preceding 12 consecutive month period ending on the last day of the fiscal month prior to the date of such payment or transaction for which Exit Agent has received financial statements shall be at least 1.10 to 1.00, and

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(2) the Excess Availability during the immediately preceding 30 consecutive day period on a pro forma basis shall have been not less than 15% of the Maximum Credit, and after giving effect to the payment or transaction, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment, the Excess Availability shall be not less than 15% of the Maximum Credit,

(iii) receipt by Exit Agent of a certificate of an authorized officer of the Borrower Representative certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby (the “Payment Conditions Certificate”)

Events of Default:

Substantially as provided in the DIP ABL Credit Agreement, subject to the modifications and exceptions and such other events of default consistent with the Documentation Principles and as may be deemed appropriate by Exit Agent, consistent with the Documentation Principles, including, but not limited to, the following:

(a) any failure by Borrowers or Guarantors to observe or perform any of the material terms or conditions of any material order, stipulation, or other arrangement entered by or with the Bankruptcy Court in the Chapter 11 Cases or otherwise under or in connection with the Plan; or

(b) any material provision of the Confirmation Order (as defined below) shall be vacated, reversed or stayed or modified or amended, without the consent of Agent.

Waivers:	Substantially as provided in the DIP Credit Agreement (other than bankruptcy related provisions that are no longer applicable for an exit facility).

Conditions Precedent to All Borrowings:	The conditions to all Revolving Loans and LCs will consist of (a) prior written notice of the request for the Revolving Loan or LC in accordance with the procedures set out in the Exit Loan Documents (which shall be substantially consistent with the DIP ABL Credit Agreement), (b) the accuracy of representations and warranties in the Exit Loan Documents (which shall be consistent with the Documentation Principles) in all material respects (except where qualified by materiality, then just the accuracy thereof), (c) the absence of any default or event of default at the time of, and after giving effect to the making of the Revolving Loan or the issuance (or amendment or extension) of the LC, and (d) after giving effect to the requested Revolving Loan or LC, the outstanding Revolving Loans and LCs will not exceed the lesser of the Maximum Credit or the Borrowing Base as then in effect.

Conditions Precedent to Initial Borrowings:	The closing of the Exit ABL Credit Facility will be subject to the satisfaction or written waiver, in a manner reasonably acceptable to Exit Agent of the following conditions precedent:

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(a) Exit Agent shall have received a certified copy of the order confirming the Plan in the Chapter 11 Cases (the “Confirmation Order”), which order shall be in form and substance satisfactory to Exit Agent, entered by the U.S. Bankruptcy Court after due notice to all creditors and other parties-in-interest and as entered on the docket of the Clerk of such Bankruptcy Court, and there shall be no appeal or other contest or certiorari proceeding taken or pending with respect to such order and the time to appeal or contest such order shall have expired and such Confirmation Order shall be in full force and effect and shall not have been modified, reversed, stayed or vacated. Exit Agent shall have received all information as to the amounts of significant administrative expenses, priority tax claims, and reclamation claims arising in the Chapter 11 Cases which are to be paid at closing or to the extent to remain outstanding after closing are in the amounts set forth in the projections received by Exit Agent prior to the date hereof;

(b) the Plan and any amendments thereto shall be in form and substance satisfactory to Agent. The Plan shall be substantially consummated and effective concurrently with the closing of the Exit ABL Credit Facility and all agreements and undertakings of the parties thereunder to be performed by such time shall have been satisfied and performed or waived in writing and the Confirmation Order shall be final, valid, subsisting and continuing and all conditions precedent to the effectiveness of the Plan shall have been fulfilled. No motion, action or proceeding shall be pending against a Borrower or Guarantor by any creditor or other party-in-interest in the Bankruptcy Court or any other court of competent jurisdiction which adversely affects or may reasonably be expected to adversely affect the Plan in any material respect, the post-consummation business of any Borrower or Guarantor in any material respect or the Credit Facility;

(c) receipt by Exit Agent, each in form and substance satisfactory to Exit Agent, of (i) projected monthly balance sheets, income statements, statements of cash flows and availability of Borrowers and Guarantors for the period through the end of the Exit ABL Credit Facility, in each case as to the projections, with the results and assumptions set forth in all of such projections in form and substance reasonably satisfactory to Exit Agent, and an opening pro forma balance sheet for Borrowers and Guarantors in form and substance satisfactory to Agent, (ii) any updates or modifications to the projected financial statements of Borrowers and Guarantors previously received by Exit Agent, in each case in form and substance reasonably satisfactory to Exit Agent, (iii) copies of satisfactory interim unaudited financial statements for each month ended since the last audited financial statements for which financial statements are available; and (iv) such other items or documents as may be reasonably required by Exit Agent in connection with its due diligence;

(d) the pro forma capital and ownership structure of the Loan Parties and the Loan Parties’ organizational documents and shareholder arrangements shall be substantially as described in the Plan and the Disclosure Statement related thereto, in each case as the same will exist after giving effect to the consummation of the transactions contemplated by the Exit ABL Credit Agreement;

10

(e) Exit Agent shall have received a customary certificate from the chief financial officer of Parent certifying that the Loan Parties, taken as a whole and after giving effect to the transactions contemplated by the Exit ABL Credit Agreement to occur at closing, are solvent.

(f) execution and delivery of the Exit Credit Agreement, all Exit Loan Documents and the Intercreditor Agreement by the parties thereto and including: (i) customary legal opinions, (ii) customary evidence of authority from each Loan Party, (iii) customary officer’s certificates from each Loan Party, (iv) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of each Loan Party, (v) lien searches with respect to each Loan Party, (vi) UCC financing statements for each Loan Party, (vii) evidence of insurance coverage and lender’s loss payable endorsements as to casualty insurance, and (viii) security and pledge agreements consistent with this Exit Term Sheet. Exit Agent, for the benefit of itself, the Exit Lenders, Issuing Bank and bank product providers, shall have first priority (subject to certain specified permitted liens), perfected security interests in and liens upon the ABL Priority Collateral and second priority (subject to certain specified permitted liens), perfected security interests in and liens upon, the Term Loan Priority Collateral (subordinate only to the security interests and liens under the Term Loan Facility) and Exit Agent shall have received such evidence of the foregoing as it requires and none of the Collateral shall be subject to any other pledges, security interests, mortgages or assignments as security, except for liens permitted under the Exit Loan Documents;

(g) execution and delivery of all consents, waivers, acknowledgments and other agreements from third persons that Exit Agent may reasonably deem necessary or desirable, in connection with the grant to Exit Agent, for the benefit of itself and the other secured Exit Lenders, of security interests and liens in the Exit Collateral, in each case consistent with this Exit Term Sheet, together with a lender’s loss payee endorsement in favor of Exit Agent as to casualty and business interruption insurance;

(h) no material adverse change in the business, operations, financial condition or assets of the Company and its subsidiaries, taken as a whole, shall have occurred since a date to be mutually agreed upon between Exit Agent and the Company (provided, that, the commencement of the Chapter 11 Cases shall not be deemed to be a material adverse change for this purpose);

(i) The absence of any (i) change, event, development, circumstance or information that calls into question in any material respect the Projections supplied to Wells Fargo prior to the date hereto or any of the material assumptions on which the Projections were prepared and (ii) adverse information or other matter adversely affecting the Loan Parties or that is materially inconsistent with any information or other matter disclosed to DIP Agent prior to the date hereof;

(j) no defaults or events of default on the closing date under any of the Exit Loan Documents or on any other debt or any material contract of Loan Parties shall exist;

11

(k) all costs, fees and expenses contemplated hereby due and payable on the Closing Date to Exit Agent, Exit Arranger and Exit Lenders in respect of the transactions shall have been paid; and

(l) No Revolving Loans (other than for existing outstanding Letters of Credit under the DIP ABL Credit Agreement) will be requested in connection with the closing of the Exit ABL Credit Facility, which condition can be waived by Exit Agent and all Exit Lenders.

Assignments and Participations:	Each Exit Lender will be permitted to make assignments of its interest in the Exit ABL Credit Facility in a minimum amount equal to $10,000,000 to other financial institutions approved by Exit Agent, Issuing Banks, and the Company, which approval of the Company shall not be unreasonably withheld, conditioned or delayed; provided, that, (a) the approval of the Company shall not be required at any time that a default exists or has occurred and is continuing, and (b) the approval of the Company shall not be required in connection with assignments to other Exit Lenders, to any affiliate of an Exit Lender, to any Approved Fund, or for any participation. No assignment or participation may be made to natural persons, any Loan Party or any of their affiliates or subsidiaries, or any holder of any subordinated debt of a Loan Party.

Cost and Yield Protections:	Substantially as provided in the DIP ABL Credit Agreement with modifications to be mutually agreed upon between the Company and Exit Agent.

Governing Law:	New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York (other than certain security documents that will be governed by local law as applicable or as the parties may otherwise agree).

Expenses, Waivers and Indemnity:	Substantially as provided in the DIP ABL Credit Agreement.

This Summary of Principal Terms and Conditions is intended as a summary only and does not reference all of the terms, conditions, representations, warranties, covenants and other provisions which will be contained in the definitive documentation for the Exit ABL Credit Facility and the transactions contemplated hereby. It is not meant to be, nor shall it be construed as an attempt to describe all of, or the specific phrasing for, the provisions of the documentation. Rather, it is intended only to outline certain principal terms to be included in the Exit Loan Documents. Such covenants, representations, warranties and other provisions to the extent not addressed will be reasonably acceptable to the Company and Wells Fargo. All references to Wells Fargo in this Term Sheet include its successors and assigns and Well Fargo may designate one of its affiliates or branches to act in its place in any of the roles for which Wells Fargo is specified in this Term Sheet.

12

SCHEDULE 1

TO

TERM SHEET

Interest and Certain Fees

Interest Rate Options:

Borrowers may elect that Revolving Loans bear (other than Swing Line Loans) interest at a rate per annum equal to (a) the Base Rate plus the Applicable Margin or (b) LIBOR plus the Applicable Margin. Swing Line Loans will bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

As used herein:

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Schedule 2 to Exhibit A.

“Base Rate” shall have the meaning set forth in the DIP ABL Credit Agreement.

“LIBOR Rate” shall have the meaning set forth in the DIP ABL Credit Agreement. The LIBOR Rate shall be available for interest periods of one, two, three or six months.

Interest rate reference terms will be subject to customary provisions, including applicable reserve requirements, limits on the number of outstanding Revolving Loans for which interest is based on LIBOR and minimum amounts of Revolving Loans for which interest is based on LIBOR.

Unused Line Fee:	Borrowers shall pay to Exit Agent, for the account of Exit Lenders, an unused line fee calculated at .50% per annum until the last day of the first full month after closing and adjusted thereafter every month to an amount equal to .50% per annum if the average outstanding Revolving Loans and LCs during the immediately preceding month are less than 50% of the Maximum Credit and .375% per annum if the average outstanding Revolving Loans and LCs during the immediately preceding month are equal to or greater than 50% of the Maximum Credit, multiplied by the difference between the Maximum Credit and the average outstanding Revolving Loans and LCs during the immediately preceding month, payable monthly in arrears. Swing Line Loans will not be considered in the calculation of the Unused Line Fee.

Letter of Credit Fees:	Borrowers shall pay to Exit Agent, for the account of Exit Lenders, on the daily undrawn balance of LCs, a letter of credit fee which shall accrue at a per annum rate equal to the Letter of Credit Usage Applicable Margin (as such term is defined in Schedule 2) times the daily undrawn amount of all outstanding LCs, payable monthly in arrears. In addition, Borrowers shall pay issuance, arranging and other fees of the Issuing Bank substantially as provided in the DIP ABL Credit Agreement.

Default Rate:	Substantially as provided in the DIP Credit Agreement.

Appraisal and Field Examination Expenses:	Borrowers shall be required to pay (a) a fee of $1,000 per day, per examiner, plus out-of-pocket expenses for each field examination of the Loan Parties performed by personnel, employed by Exit Agent, (b) if implemented, a fee of $1,000 per day, per person plus out-of-pocket expenses for the establishment of electronic collateral reporting, and (c) the actual fees or charges paid or incurred by Exit Agent (but in no event less than a charge of $1,000 per day, per person) plus out-of-pocket expenses, if it elects to employ the services of one or more third persons to perform field examinations or to appraise the Collateral or any portion thereof, subject to the limitations set forth in the Term Sheet.

Rate and Fee Basis; Payment Dates:	All per annum rates and fees will be computed on basis of actual days elapsed over a 360 day year (or 365 or 366 days, as the case may be, in the case of Revolving Loans for which the Base Rate is used). In the case of Revolving Loans for which LIBOR is used, interest is payable on the last day of each relevant interest period or in the case of an interest period longer than 3 months, then within 3 months, in arrears, and in the case of Revolving Loans for which the Base Rate is used, interest is payable monthly in arrears.

SCHEDULE 2

TO

TERM SHEET

Revolving Loan Applicable Margin

Tier	Monthly Average Excess Availability	Applicable LIBOR Margin	Applicable Base Rate Margin

1	Equal to or greater than 60% of the Maximum Credit	2.00%	1.00%

2	Greater than or equal to 30% of the Maximum Credit but less than 60% of the Maximum Credit	2.25%	1.25%

3	Less than 30% of the Maximum Credit	2.50%	1.50%

The Applicable Margin for the interest rates shall be the applicable percentage calculated based on the percentage set forth in Tier 1 of the chart above until the last day of the first full month after the Closing Date. The interest rates will be adjusted every month thereafter based on the chart above.

The Applicable Margin shall be calculated and established once every month, effective as of the first day of such month and shall remain in effect until adjusted thereafter as of the last day of the month at the end of such month.

The term “Applicable Margin” as used in the Term Sheet means, at any time (subject to the paragraph above), (a) as to Revolving Loans for which interest is calculated based on the Base Rate, the Applicable Base Rate Margin as set forth above, and (b) as to Revolving Loans for which interest is calculated based on LIBOR, the Applicable LIBOR Margin as set forth above.

The term “Monthly Average Excess Availability” shall mean, at any time, the daily average of the aggregate amount of the Excess Availability for the immediately preceding month, commencing on the first day of such month.

Letter of Credit Usage Applicable Margin

Tier	Monthly Average Excess Availability	Applicable LIBOR Margin

1	Equal to or greater than 60% of the Maximum Credit	2.00%

2	Greater than or equal to 30% of the Maximum Credit but less than 60% of the Maximum Credit	2.25%

3	Less than 30% of the Maximum Credit	2.50%

The Letter of Credit Usage Applicable Margin for the interest rates shall be the applicable percentage calculated based on the percentage set forth in Tier 1 of the chart above until the last day of the first full month after the Closing Date. The interest rates will be adjusted every month thereafter based on the chart above.

The Letter of Credit Usage Applicable Margin shall be calculated and established once every month, effective as of the first day of such month and shall remain in effect until adjusted thereafter as of the last day of the month at the end of such month.

The term “Letter of Credit Usage Applicable Margin” as used in the Term Sheet means, at any time (subject to the paragraph above), as to Letter of Credit Usage for which interest is calculated based on the Applicable LIBOR Margin as set forth above.

SCHEDULE 3

TO

TERM SHEET

Additional Fees

Exit Facility Fee:	Borrowers shall pay to Exit Agent a, Exit Facility Fee in an amount equal to $850,000, for its own account and for the account of other Exit Lenders in accordance with the agreements among them (as applicable), which facility fee will be fully earned and due and payable in full in cash upon the Closing Date.

CONFIDENTIAL

WELLS FARGO BANK, NATIONAL ASSOCIATION

1100 Abernathy Road, Suite 1600

Atlanta, Georgia 30328

April 29, 2016

Seventy Seven Energy Inc.

777 N.W. 63rd Street

Oklahoma City, Oklahoma 73116

Attention: Cary D. Baetz

 Chief Financial Officer

Joinder Agreement to

$100,000,000 Senior Secured Asset-Based DIP and $100,000,000 Exit Revolving Loan

Facility Commitment Letter

Ladies and Gentlemen:

Reference is hereby made to the $100,000,000 Senior Secured Asset-Based DIP and $100,000,000 Exit Revolving Loan Facility Commitment Letter and the Annexes, Exhibits and Schedules attached thereto (collectively, and as in effect on the date hereof, the “Commitment Letter”), a copy of which is attached hereto as Annex A, from Wells Fargo Bank, National Association (“Wells Fargo”) addressed to Seventy Seven Energy Inc. (the “Company” or “you”). This joinder agreement (this “Joinder Agreement”) sets forth the agreement of the Company, Wells Fargo and Bank of America, N.A. (the “Additional Commitment Party”) regarding the joinder of the Additional Commitment Party to provide a portion of the commitments under the Commitment Letter in respect of the DIP ABL Credit Facility and the Exit ABL Credit Facility. Capitalized terms used in this Joinder Agreement but not defined herein shall have the respective meanings assigned to such terms in the Commitment Letter.

1. Commitments. The Additional Commitment Party is pleased to commit to provide on a several, but not joint, basis the percentage of the entire principal amount of each Credit Facility as set forth on Schedule 1 for the Additional Commitment Party, in each case subject to and on the terms and conditions set forth in the Commitment Letter, and the parties hereto agree that the percentage of the commitments, facility closing fees and economics of each of the Lenders with respect to each Credit Facility after giving effect to this Joinder Agreement are set forth on Schedule 1 (it being understood for the avoidance of doubt that, unless otherwise agreed to by the Company and Wells Fargo, the Company shall be required to pay only the fees set forth in the Commitment Letter and the Fee Letter in accordance with the terms thereof).

2. Agreement of Additional Commitment Party to Be Bound, Titles, Etc. Solely with respect to the Credit Facilities, the Additional Commitment Party agree to be and shall become and be bound by the terms and conditions, subject to all commitments and obligations, and entitled to all of the rights and benefits of Wells Fargo (in its capacity as an arranger and bookrunner under the Commitment Letter) and as a “Lender” under the Commitment Letter, in each case as if the Additional Commitment Party was originally a party thereto; provided it is hereby agreed and understood that notwithstanding anything to the contrary contained in the Commitment Letter or this Joinder Agreement, Wells Fargo shall continue to act as the sole and exclusive administrative agent and collateral agent and a joint lead arranger and joint bookrunner for each of the Credit Facilities. The Additional Commitment Party shall receive the titles of joint lead arranger and joint bookrunner and either syndication agent or documentation agent for each of the Credit Facilities. It is further understood and agreed that in any offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Credit Facilities, Wells Fargo’s name will appear on the left-hand side and the Additional Commitment Party’s name will appear on the immediate right of Wells Fargo’s name and shall hold the roles and have the responsibilities customarily associated with such placements. It is further understood that, other than as contemplated by the Commitment Letter (as amended by this Joinder Agreement), and as otherwise agreed to by the Company and Wells Fargo, no other titles may be given, or compensation paid, to lenders in respect of the Credit Facilities.

3. Management of Syndication. Notwithstanding anything herein, in the Commitment Letter, or the Fee Letter to the contrary, the parties hereto agree that, as between Wells Fargo and the Additional Commitment Party, Wells Fargo (and not the Additional Commitment Party), shall manage all aspects of the syndication (including decisions as to the selection of prospective lenders to be approached, when they will be approached when the lenders’ commitments will be accepted, which lenders will participate, the allocation of the commitments among the lenders and the amount and distribution of fees among the lenders).

4. Miscellaneous.

(a) The Additional Commitment Party hereby acknowledges that it has, independently and without reliance upon Wells Fargo or any of its respective affiliates, or any of its respective officers, directors, employees, agents, advisors or representatives, and based on such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into these commitments and to join as a party to the Commitment Letter as set forth herein.

(b) This Joinder Agreement may not be amended, modified or waived, except by an instrument in writing signed by each of the parties hereto; provided that notwithstanding anything to the contrary herein, this Joinder Agreement may be amended with the consent of only Wells Fargo and the Company in order to add additional Commitment Parties and accordingly reduce the commitments of the Lenders; and provided further, that any amendment hereafter of the Commitment Letter shall be binding upon the Additional Commitment Party only with its written consent. This Joinder Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Joinder Agreement by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.

5. This Joinder Agreement (including, for the avoidance of doubt, all of the terms of the Commitment Letter incorporated by reference herein) is the only agreement that has been entered into between the Company and the Additional Commitment Party with respect to the Credit Facilities and sets forth the entire understanding of the parties with respect thereto, and supersedes and replaces any prior commitment letter delivered by the Additional Commitment Party with respect to the Credit Facilities. Following the execution and delivery of this Joinder Agreement by each of the parties hereto, the Commitment Letter and this Joinder Agreement shall be construed as a single instrument to the extent necessary to give effect to the provisions hereof.

6. SECTIONS 9 AND 10 OF THE COMMITMENT LETTER ARE HEREBY INCORPORATED HEREIN BY REFERENCE AND SHALL APPLY HEREUNDER AS IF FULLY SET FORTH HEREIN.

7. Each party hereto agrees to maintain the confidentiality of this Joinder Agreement and the terms hereof, in accordance with the confidentiality and disclosure provisions set forth in Section 6 of the Commitment Letter and the Additional Commitment Party agree to be bound by Section 6 of the Commitment Letter to the same extent as Wells Fargo thereunder.

8. Without limiting the provisions of the last paragraph of this Joinder Agreement, each party hereto agrees that this Joinder Agreement shall remain in full force and effect so long as the Commitment Letter remains in full force and effect and will automatically terminate and be of no further force and effect, solely as and to the extent the Commitment Letter terminates in accordance with its terms. For the avoidance of doubt, the Additional Commitment Party shall have the benefit of and shall be subject to any and all provisions of the Commitment Letter that “survive” the expiration or termination of the Commitment Letter. Except as expressly modified hereby, the Commitment Letter shall remain in full force and effect.

9. Each party hereto agrees that this Joinder Agreement is not intended to, and does not, confer upon any person other than the parties hereto (and the Indemnified Persons) any rights or remedies hereunder.

If you are in agreement with the foregoing, please sign and return to Wells Fargo the enclosed copy of this Joinder Agreement by no later than 5:00 p.m. (Eastern time) on April [29], 2016, otherwise this Joinder Agreement shall expire at such time. This Joinder Agreement shall become effective and the undertaking of the parties thereunder shall become effective to the extent and in the manner provided hereby on the date (a) the parties hereto deliver to the Wells Fargo executed duplicate copies hereof and (b) the Company acknowledges and approves in writing this Joinder Agreement.

[Remainder of this page intentionally left blank]

Very Truly Yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Zachary S. Buchanan
Name: Zachary S. Buchanan
Title: Authorized Signatory

Agreed and acknowledged as of the date first written above:

SEVENTY SEVEN ENERGY INC.

By:	/s/ Cary Baetz
Name: Cary Baetz
Title: Chief Financial Officer and Treasurer

BANK OF AMERICA, N.A.

By:	/s/ Mark Porter
Name: Mark Porter
Title: SVP

[Signature Page to Joinder Agreement - SSE Commitment Letter]

SCHEDULE 1

DIP ABL CREDIT FACILITY COMMITMENTS

Commitment Party	Commitment Percentage	Commitment Amount
Wells Fargo	50.0%	$50,000,000
Bank of America	50.0%	$50,000,000

EXIT ABL CREDIT FACILITY COMMITMENTS

Commitment Party	Commitment Percentage	Commitment Amount
Wells Fargo	50.0%	$50,000,000
Bank of America	50.0%	$50,000,000

Annex A

COMMITMENT LETTER